Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements of NovaStar Financial, Inc. and the notes thereto included elsewhere in this report.

General Overview

We are a specialty finance company that originates, purchases, invests in and services residential nonconforming loans. We operate through four separate operating segments – mortgage portfolio management, mortgage lending, loan servicing and branch operations. The loan servicing segment was previously reported as part of mortgage lending and loan servicing, but it has been separated to more closely align the segments with the way we review, manage and operate our business. Segment information for the years ended December 31, 2004 and 2003 has been restated for this change. Additionally, we are currently winding down our branch operations unit and expect to complete the wind-down by June 30, 2006. See “Business – Branch Operations.”

We offer a wide range of mortgage loan products to borrowers, commonly referred to as “nonconforming borrowers,” who generally do not satisfy the credit, collateral, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, including U.S. government-sponsored entities such as Fannie Mae or Freddie Mac. We retain significant interests in the nonconforming loans we originate and purchase through our mortgage securities investment portfolio. Through our servicing platform, we then service all of the loans in which we retain interests, in order to better manage the credit performance of those loans.

We have elected to be taxed as a REIT under the Code. Management believes the tax-advantaged structure of a REIT maximizes the after-tax returns from mortgage assets. We must meet numerous rules established by the IRS to retain our status as a REIT. As long as we maintain our REIT status, distributions to shareholders will generally be deductible by us for income tax purposes. This deduction effectively eliminates REIT level income taxes. Management believes it has and will continue to meet the requirements to maintain our REIT status.

Our net income is highly dependent upon our mortgage securities portfolio, which is generated from the securitization of nonconforming loans we have originated and purchased. These mortgage securities represent the right to receive the net future cash flows from a pool of nonconforming loans. Generally speaking, the more nonconforming loans we originate and purchase, the larger our securities portfolio and, therefore, the greater earnings potential. As a result, earnings are related to the volume of nonconforming loans and related performance factors for those loans, including their average coupon, borrower default rate and borrower prepayment rate. Information regarding our lending volume is presented under the heading “Mortgage Loans.”

The primary function of our mortgage lending operations is to generate nonconforming loans, the majority of which will serve as collateral for our mortgage securities. While our mortgage lending operations generate sizable revenues in the form of gains on sales of mortgage loans and fee income from borrowers and third party investors, the revenue serves largely to offset the related costs.

We also service the mortgage loans we originate and purchase and that serve as collateral for our mortgage securities. The servicing function is critical to the management of credit risk (risk of borrower default and the related economic loss) within our mortgage portfolio. Again, while this operation generates significant fee revenue, its revenue serves largely to offset the cost of this function.

The key performance measures for executive management are:

•	net income available to common shareholders

•	dollar volume of nonconforming mortgage loans originated and purchased

•	relative cost of the loans originated and purchased

•	characteristics of the loans (coupon, credit quality, etc.), which will indicate their expected yield, and

•	return on our mortgage asset investments and the related management of interest rate risk.

Management’s discussion and analysis of financial condition and results of operations, along with other portions of this report, are designed to provide information regarding our performance and these key performance measures.

Executive Overview of Performance

The following selected key performance metrics are derived from our audited consolidated financial statements for the periods presented and should be read in conjunction with the more detailed information therein and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Table 1 — Summary of Key Performance Metrics

(dollars in thousands; except per share amounts)

	For the Year Ended December 31,		Increase / (Decrease)
	2005	2004
Consolidated Earnings and Other Data:
Net income available to common shareholders	$132,471	$109,124	$23,347
Net income available to common shareholders, per diluted share	$4.42	$4.24	$0.18
Net interest yield on assets	1.64%	1.53%	0.11%
Loans under management	$13,987,730	$12,130,182	$1,857,548

Mortgage Portfolio Management:
Mortgage portfolio loans under management (A)	$12,752,307	$11,410,147	$1,342,160
Net yield on mortgage securities (B)	32.3%	27.2%	5.1%
Mortgage portfolio management net interest yield on assets (C)	1.45%	1.39%	0.06%
Impairment on mortgage securities – available-for-sale	$(17,619)	$(15,902)	$1,717

Mortgage Lending:
Nonconforming originations	$9,283,138	$8,424,361	$858,777
Weighted average coupon of nonconforming originations	7.7%	7.6%	0.1%
Weighted average FICO score of nonconforming originations	632	622	10
Nonconforming loans securitized	7,621,030	8,329,804	(708,714)
Nonconforming loans sold to third parties	1,138,098	—	1,138,098
Mortgage lending net interest yield on assets (C)	3.34%	2.61%	0.73%
Costs of wholesale production, as a percent of principal	2.39%	2.53%	(0.14)%
Net whole loan price used in initial valuation of residual securities	102.00	103.28	(1.28)
Gains on sales of loans transferred in securitizations, as a % of principal sold	0.8%	1.7%	(0.9)%

(A)	Includes the principal balance of loans in off-balance sheet securitizations as well as the principal balance of loans in the held-in-portfolio category on our balance sheet.
(B)	Based on average fair market value of the underlying securities for the period.
(C)	Based on average daily balance of the underlying loans for the period.

During 2005, we reported net income available to common shareholders of $132.5 million, or $4.42 per diluted share, as compared to $109.1 million, or $4.24 per diluted share in 2004. Our net income available to common shareholders was driven largely by the income generated by our mortgage securities – available-for-sale portfolio, which increased to $505.6 million as of December 31, 2005 from $489.2 million as of December 31, 2004. These securities are retained in the securitization of the mortgage loans we originate and purchase. We securitized $7.6 billion of mortgage loans in 2005 as compared to $8.3 billion in 2004. During 2005 and 2004, we originated or purchased $9.3 billion and $8.4 billion, respectively, in nonconforming, residential mortgage loans.

We feel 2005 demonstrated the value of having both portfolio and mortgage banking businesses for our shareholders. The net yield on our mortgage securities portfolio increased to 32.3% in 2005 from 27.2% in 2004. Additionally, our mortgage portfolio management net interest yield on assets increased to 1.45% in 2005 from 1.39% in 2004. These increases, which primarily resulted from better than expected credit performance as a result of substantial increases in housing prices, helped drive strong portfolio earnings which more than compensated for declining profit margins in our mortgage lending segment. Our portfolio management focus continues to be on managing a portfolio to deliver attractive risk-adjusted returns. Assuming all other factors unchanged, because of industry margin compression, the net yield on our mortgage securities portfolio should generally decrease as our older higher-yielding securities paydown and we add new lower-yielding securities. The growth of our mortgage portfolio is also very dependent upon future widening or tightening of profit margins. If more tightening occurs, yields on new mortgage securities may fall to levels which may not warrant new growth in our portfolio.

We experienced significant profit margin compression driven by the highly competitive mortgage banking environment in 2005. This margin compression can be demonstrated by the fact that short-term rates continued to rise while the coupons on the mortgage loans we originated and purchased remained flat from 2004. One-month LIBOR and the two-year swap rate increased to 4.39% and 4.85%, respectively, at December 31, 2005 from 2.40% and 3.45%, respectively, at December 31, 2004 while the weighted average coupon on our nonconforming loans rose slightly in 2005 to 7.7% from 7.6% in 2004. These factors contributed to the whole loan price used in valuing our mortgage securities at the time of securitization to significantly decrease throughout 2004 and into 2005, which is directly correlated to the decrease in gains on sales of mortgage loans as a percentage of loan principal securitized. For the years ended December 31, 2005 and 2004, the weighted average net whole loan price used in the initial valuation of our retained securities was 102.00 and 103.28, respectively, and the weighted average gain on securitization as a percentage of loan principal securitized was 0.8% and 1.7%, respectively.

Additionally, we proactively focused on cost controls and business efficiencies to mitigate the impact of tighter spreads. These efforts resulted in our cost of wholesale production decreasing in 2005 to 2.39% from 2.53% in 2004. Cost containment and production efficiencies will continue to be a major focus in 2006.

We continue to sell nonconforming mortgage loans to third parties that we feel do not possess the economic characteristics to meet our long-term portfolio management objective of providing attractive risk-adjusted returns. We sold $1.1 billion in nonconforming mortgage loans to third parties during the year ended December 31, 2005. We recognized a net gain of $9.9 million from these sales and the weighted average price to par of the loans sold was 102.01 during the year ended December 31, 2005. There were no nonconforming mortgage loan sales to third parties during 2004. We sold $151.2 million in nonconforming mortgage loans to third parties during the year ended December 31, 2003, recognizing net gains of $3.4 million from these sales with a weighted average price to par of the loans sold of 104.10. We expect to continue selling a portion of our mortgage loans which we feel will not provide attractive long-term risk-adjusted returns.

As a result of our interest rate risk management strategies, we utilize interest rate swaps and caps, which have provided gains to partially offset the impact of margins compressing. We recognized gains on derivative instruments which did not qualify for hedge accounting of $18.2 million for the year ended December 31, 2005, compared to losses of $(8.9) million for the same period of 2004. During periods of rising rates, these derivative instruments help maintain the net interest margin between our assets and liabilities as well as diminish the effect of changes in general interest rate levels on the market value of our mortgage assets. Of the $18.2 million in gains on derivative instruments for the year ended December 31, 2005, $18.1 million was related to mark-to-market gains on derivatives transferred into the NMFT Series 2005-1, 2005-2, 2005-3 and 2005-4 securitizations, while $0.7 million was related to mark-to-market gains on derivatives that were still owned by us at December 31, 2005. A majority of the derivatives owned by us at December 31, 2005 will most likely be transferred into securitizations which close in the first quarter of 2006. The remaining difference is attributable to net settlements paid to counterparties, market value adjustments for derivatives used to hedge our balance sheet and mark-to-market valuations for commitments to originate mortgage loans.

Our (loss) income from discontinued operations net of income taxes for the years ended December 31, 2005, 2004 and 2003 was $(11.7) million, $(23.6) million and $0.1 million, respectively. On November 4, 2005, we adopted a formal plan to terminate all of the NHMI branches. As of June 30, 2006, the Company had terminated all of the NHMI branches and related operations. Note 15 to our consolidated financial statements provides detail regarding the impact of the discontinued operations.

Known Material Trends and Challenges for 2006

We expect another challenging year for the mortgage industry in 2006, but experience also leads us to believe that tough times can create the best opportunities. We enter 2006 in a strong financial position and still focused on the disciplines we have followed for years. Our driving goals are risk-adjusted return, protecting the portfolio and increasing the profitability of loans going into the portfolio.

One of our primary goals is also on maintaining our status as a REIT. We have managed our business as a REIT since we were founded in 1997, which requires we meet certain income and asset tests to preserve our REIT status. See “Item 1 – U.S. Federal Income Tax Consequences,” for discussion of the income and asset tests we must meet to preserve our REIT status. To provide qualifying income and assets to the REIT for purposes of these tests, we may structure certain future securitizations as financing transactions at the REIT instead of our typical sales transactions at the TRS. The mortgage loans securitized under this structure may come from our normal origination and purchase channels or may come from whole pools of loans purchased specifically for this purpose. These whole pool purchases could be much larger in size as compared to our typical correspondent purchases. We would also expect these purchases to be eligible for financing through our warehouse repurchase agreements until they are securitized. See “Financial Condition – Short-term Borrowings” as well as “Liquidity and Capital Resources” for discussion of our financing facilities and other liquidity sources.

In a securitization structured as a financing, no gain is recognized at the time of securitization, the mortgage loans remain on the balance sheet and the asset-backed bonds issued to third parties are recorded as debt on the balance sheet. These are clearly much different accounting dynamics than our current securitizations structured as sales. In a sale, a gain is recognized at the time of securitization, the mortgage loans are removed from the balance sheet and new mortgage securities (retained interests) are recorded on the balance sheet. Net income for any quarter in which we structure a securitization as a financing generally will be significantly lower than if the securitization was structured as a sale since there is no gain recognition associated with a financing. This initial difference in net income will reverse itself over the remaining life of the securitization resulting in no material difference in net income recognized under either structure over the life of the securitization.

Additionally, the structure of this type of CMO securitization generally gives rise to excess inclusion income. If we incur excess inclusion income at the REIT, it will be allocated among our shareholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (i.e., 30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. How such income is to be reported to shareholders is not clear under current law. The amounts of excess inclusion income in any given year from these transactions could be significant. Tax-exempt investors, foreign investors, and taxpayers with net operating losses should carefully consider the tax consequences of having excess inclusion income allocated to them and are urged to consult their tax advisors.

Moving into 2006, we believe the nonconforming market offers a mix of opportunities and challenges. The following trends have become evident in the business environment in which we operate and could have a significant impact on our financial condition, results of operations and cash flows:

•	Growth in the nonconforming market continued in 2005 but at a much slower pace than 2004 growth. Nonconforming originations grew to an estimated $600 billion in 2005 from $530 billion in 2004, according to Inside Mortgage Finance Publications. Various industry publications predict that growth in the nonconforming origination market will be relatively flat in 2006 with some publications predicting a slight decline. Our ability to increase the size of our securitized mortgage loan portfolio, which drives our mortgage securities portfolio, at growth rates experienced in recent years could be impaired under these tighter conditions. We continue to pursue opportunities to increase our market share in the nonconforming market, including the acquisition or new development of businesses.

•	Interest rate dynamics have put a squeeze on mortgage banking profits. The spread between funding costs and loan coupons has narrowed by more than 200 basis points in 2004 and 2005. Some relief was evident in late 2005 as the industry began to raise coupons on new originations, but margins remain tight. These margins could continue to tighten if short-term interest rates increase and competitive pressures hold coupons on mortgage loans flat. As we sell all of our mortgage loans either in whole pools to third parties or in securitizations, we could continue to experience depressed gains on sales of mortgage loans. Additionally, the mortgage securities we are currently adding to our portfolio are yielding much lower returns than our older securities as a result of these compressed margins. Increasing the size of our portfolio is one of our top priorities but not at the expense of long-term risk-adjusted returns or risk management.

•	Rising home prices have begun to cool after a multiyear boom. Increasing prices have been fueling the volume of home refinancing, as well as, reducing the risk of existing mortgage loans by improving loan-to-value ratios. For 2006, economists are expecting slower home-price growth, perhaps even declines in some markets which had experienced substantial growth. This could have a significant impact on origination growth in our mortgage lending segment , as well as, prepayment speed and credit loss assumptions on the mortgage securities held by our mortgage portfolio management segment.

•	The mortgage industry is responding with changing strategies. Some lenders have shifted to a mortgage REIT model, some have cut back or exited market segments, and others have pursued market share even with loans that do not appear profitable.

Gulf State Hurricanes

The damage caused by the Gulf State hurricanes, particularly Katrina, Rita and Wilma, has affected our mortgage loans held-for-sale and the mortgage loan portfolio we service which underlies our mortgage securities – available-for-sale by impairing the ability of certain borrowers to repay their loans. At present, we are unable to predict the ultimate impact of the Gulf State hurricanes on our future financial results and condition as the impact will depend on a number of factors, including the extent of damage to the collateral, the extent to which damaged collateral is not covered by insurance, the extent to which unemployment and other economic conditions caused by the hurricane adversely affect the ability of borrowers to repay their loans, and the cost to us of collection and foreclosure moratoriums, loan forbearances and other accommodations granted to borrowers. Many of the loans are to borrowers where repayment prospects have not yet been determined to be diminished, or are in areas where properties may have suffered little, if any, damage or may not yet have been inspected. We currently have a mortgage protection insurance policy, which protects us from uninsured losses as a result of these hurricanes up to a maximum of $5 million in aggregate losses with a deductible of $100,000 per hurricane. At this time, we believe the overall financial impact the Gulf State hurricanes will have on our future financial condition and results of operations will be immaterial.

In accordance with public policy, regulatory guidance and the Pooling and Servicing Agreements which govern the securitized loans we service, we will work with our customers to assess their personal situation and the effect of the Gulf State hurricanes on them. We have offered personal financial counseling and certain moratoriums on collection activities and foreclosures. We may provide extended terms for affected customers depending on their circumstances.

Critical Accounting Estimates

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America and, therefore, are required to make estimates regarding the values of our assets and liabilities and in recording income and expenses. These estimates are based, in part, on our judgment and assumptions regarding various economic conditions that we believe are reasonable based on facts and circumstances existing at the time of reporting. These estimates affect reported amounts of assets, liabilities and accumulated other comprehensive income at the date of the consolidated financial statements and the reported amounts of income, expenses and other comprehensive income during the periods presented. The following summarizes the components of our consolidated financial statements where understanding accounting policies is critical to understanding and evaluating our reported financial results, especially given the significant estimates used in applying the policies. The discussion is intended to demonstrate the significance of estimates to our financial statements and the related accounting policies. Detailed accounting policies are provided in Note 1 to our consolidated financial statements. Our critical accounting estimates impact three of our four reportable segments; our mortgage portfolio management, mortgage lending and loan servicing segments. Management has discussed the development and selection of these critical accounting estimates with the audit committee of our Board of Directors and the audit committee has reviewed our disclosure.

Transfers of Assets (Loan and Mortgage Security Securitizations) and Related Gains. In a loan securitization, we combine the mortgage loans we originate and purchase in pools to serve as collateral for issued asset-backed bonds. In a mortgage security securitization (also known as a “resecuritization”), we combine mortgage securities retained in previous loan securitization transactions to serve as collateral for asset-backed bonds. The loans or mortgage securities are transferred to a trust designed to serve only for the purpose of holding the collateral. The trust is considered a qualifying special purpose entity as defined by SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a replacement of FASB Statement No. 125. The owners of the asset-backed bonds have no recourse to us in the event the collateral does not perform as planned except where defects have occurred in the loan documentation and underwriting process.

In order for us to determine proper accounting treatment for each securitization or resecuritization, we evaluate whether or not we have retained or surrendered control over the transferred assets by reference to the conditions set forth in SFAS No. 140. All terms of these transactions are evaluated against the conditions set forth in this statement. Some of the questions that must be considered include:

•	Have the transferred assets been isolated from the transferor?

•	Does the transferee have the right to pledge or exchange the transferred assets?

•	Is there a “call” agreement that requires the transferor to return specific assets?

•	Is there an agreement that both obligates and entitles the transferor to repurchase or redeem the transferred assets prior to maturity?

•	Have any derivative instruments been transferred?

Generally, we intend to structure our securitizations so that control over the collateral is transferred and the transfer is accounted for as a sale. For resecuritizations, we intend to structure these transactions to be accounted for as secured borrowings.

When these transfers are executed in a manner such that we have surrendered control over the collateral, the transfer is accounted for as a sale. In accordance with SFAS No. 140, a gain or loss on the sale is recognized based on the carrying amount of the financial assets involved in the transfer, allocated between the assets transferred and the retained interests based on their relative fair value at the date of transfer. In a loan securitization, we retain the right to service the underlying mortgage loans and we also retain certain mortgage securities issued by the trust (see Mortgage Securities below). As previously discussed, the gain recognized upon securitization depends on, among other things, the estimated fair value of the components of the securitization – the loans or mortgage securities – available-for-sale and derivative instruments transferred, the securities retained and the mortgage servicing rights. The estimated fair value of the securitization components is considered a “critical accounting estimate” as 1) these gains or losses represent a significant portion of our operating results and 2) the valuation assumptions used regarding economic conditions and the make-up of the collateral, including interest rates, principal payments, prepayments and loan defaults are highly uncertain and require a large degree of judgment.

We believe the best estimate of the initial value of the residual securities we retain in a loan securitization is derived from the market value of the pooled loans. The initial value of the loans transferred in a securitization is estimated based on the expected open market sales price of a similar pool. In open market transactions, the purchaser has the right to reject loans at its discretion. In a loan securitization, loans generally cannot be rejected. As a result, we adjust the market price for the loans to compensate for the estimated value of rejected loans. The market price of the securities retained is derived by deducting the percent of net proceeds received in the securitization (i.e. the economic value of the loans transferred) from the estimated adjusted market price for the entire pool of the loans.

An implied yield (discount rate) is derived by taking the projected cash flows generated using assumptions for prepayments, expected credit losses and interest rates and then solving for the discount rate required to present value the cash flows back to the initial value derived above. We then ascertain whether the resulting discount rate is commensurate with current market conditions. Additionally, the initial discount rate serves as the initial accretable yield used to recognize income on the securities.

For purposes of valuing our residual securities, it is important to know that in recent securitization transactions we not only have transferred loans to the trust, but we have also transferred interest rate agreements to the trust with the objective of reducing interest rate risk within the trust. During the period before loans are transferred in a securitization transaction we enter into interest rate swap or cap agreements. Certain of these interest rate agreements are then transferred into the trust at the time of securitization. Therefore, the trust assumes the obligation to make payments and obtains the right to receive payments under these agreements.

In valuing our residual securities, it is also important to understand what portion of the underlying mortgage loan collateral is covered by mortgage insurance. At the time of a securitization transaction, the trust legally assumes the responsibility to pay the mortgage insurance premiums associated with the loans transferred and the rights to receive claims for credit losses. Therefore, we have no obligation to pay these insurance premiums. The cost of the insurance is paid by the trust from proceeds the trust receives from the underlying collateral. This information is significant for valuation as the mortgage insurance significantly reduces the credit losses born by the owner of the loan. Mortgage insurance claims on loans where a defect occurred in the loan origination process will not be paid by the mortgage insurer. The assumptions we use to value our residual securities consider this risk. We discuss mortgage insurance premiums under the heading “Premiums for Mortgage Loan Insurance”.

The weighted average net whole loan market price used in the initial valuation of our retained securities was 102.00 and 103.28 during 2005 and 2004, respectively. The weighted average initial implied discount rate for the years ended December 31, 2005 and 2004 was 15% and 22%, respectively. As discussed in “Executive Overview of Performance”, the increase in short-term interest rates has caused the whole loan price used in the initial valuation of our retained securities to decrease. If the whole loan market price used in the initial valuation of our residual securities in 2005 had been increased or decreased by 50 basis points, the initial value of our residual securities and the gain we recognized would have increased or decreased by $38.1 million. Information regarding the assumptions we used is discussed under “Mortgage Securities-Available-for-Sale and Trading” below.

When we do have the ability to exert control over the transferred collateral in a securitization, the assets remain on our financial records and a liability is recorded for the related asset-backed bonds. The servicing agreements that we execute for loans we have securitized includes a removal of accounts provision which gives us the right, not the obligation, to repurchase mortgage loans from the trust. The removal of accounts provision can be exercised for loans that are 90 days to 119 days delinquent. We record the mortgage loans subject to the removal of accounts provision in mortgage loans held-for-sale at fair value and the related repurchase obligation as a liability. In addition, we have a “clean up” call option that can be exercised when the aggregate principal balance of the mortgage loans has declined to ten percent or less of the original aggregated mortgage loan principal balance.

Mortgage Securities – Available-for-Sale and Trading. Our mortgage securities – available-for-sale and trading represent beneficial interests we retain in securitization and resecuritization transactions which include residual securities and subordinated securities. The residual securities include interest-only mortgage securities, prepayment penalty bonds and over-collateralization bonds. All of the residual securities retained by us have been classified as available-for-sale. The subordinated securities represent investment-grade rated bonds which are senior to the residual securities but are subordinated to the bonds sold to third party investors. We have classified certain of our subordinated securities in both the available-for-sale and trading categories.

The residual securities we retain in these securitization transactions primarily consist of the right to receive the future cash flows from a pool of securitized mortgage loans which include:

•	The interest spread between the coupon net of servicing fees on the underlying loans, the cost of financing, mortgage insurance, payments or receipts on or from derivative contracts and bond administrative costs.

•	Prepayment penalties received from borrowers who payoff their loans early in their life.

•	Overcollateralization which is designed to protect the primary bondholder from credit loss on the underlying loans.

The subordinated securities we retain in our securitization transactions have a stated principal amount and interest rate and have been retained at a market discount from the stated principal amount. The performance of the securities is dependent upon the performance of the underlying pool of securitized mortgage loans. The interest rates these securities earn are variable and are subject to an available funds cap as well as a maximum rate cap. The securities receive principal payments in accordance with a payment priority which is designed to maintain specified levels of subordination to the senior bonds within the respective securitization trust. Because the subordinated securities are rated lower than AA, they are considered low credit quality and we account for the securities based on the effective yield method. The fair value of the subordinated securities is based on third-party quotes.

The cash flows we receive are highly dependent upon the interest rate environment. The interest rates on the bonds issued by the securitization trust are indexed to short-term interest rates, while the coupons on the pool of loans held by the securitization trust are less interest rate sensitive. As a result, as rates rise and fall, our cash flows will fall and rise, because the cash we receive on our residual securities is dependent on this interest rate spread. As our cash flows fall and rise, the value of our residual securities will decrease or increase. Additionally, the cash flows we receive are dependent on the default and prepayment experience of the borrowers of the underlying mortgage security collateral. Increasing or decreasing cash flows will increase or decrease the yield on our securities.

We believe the accounting estimates related to the valuation of our mortgage securities – available-for-sale and establishing the rate of income recognition on the mortgage securities – available-for-sale and trading are “critical accounting estimates”, because they can materially affect net income and shareholders’ equity and require us to forecast interest rates, mortgage principal payments, prepayments and loan default assumptions which are highly uncertain and require a large degree of judgment. The rate used to discount the projected cash flows is also critical in the valuation of our residual securities. We use internal, historical collateral performance data and published forward yield curves when modeling future expected cash flows and establishing the rate of income recognized on mortgage securities. We believe the value of our residual securities is fair, but can provide no assurance that future changes in interest rates, prepayment and loss experience or changes in the market discount rate will not require write-downs of the residual assets. For mortgage securities classified as available-for-sale, impairments would reduce income in future periods when deemed other-than-temporary.

As previously described, our mortgage securities available-for-sale and trading represent retained beneficial interests in certain components of the cash flows of the underlying mortgage loans to securitization trusts. Income recognition for our mortgage securities – available-for-sale and trading is based on the effective yield method. Under the effective yield method, as payments are received, they are applied to the cost basis of the mortgage related security. Each period, the accretable yield for each mortgage security is evaluated and, to the extent there has been a change in the estimated cash flows, it is adjusted and applied prospectively. The estimated cash flows change as management’s assumptions for credit losses, borrower prepayments and interest rates are updated. The assumptions are established using internally developed models. We prepare analyses of the yield for each security using a range of these assumptions. The accretable yield used in recording interest income is generally set within a range of assumptions. The accretable yield is recorded as interest income with a corresponding increase to the cost basis of the mortgage security.

At each reporting period subsequent to the initial valuation of the residual securities, the fair value of the residual securities is estimated based on the present value of future expected cash flows to be received. Management’s best estimate of key assumptions, including credit losses, prepayment speeds, the market discount rates and forward yield curves commensurate with the risks involved, are used in estimating future cash flows. We estimate initial and subsequent fair value for the subordinated securities based on quoted market prices.

To the extent that the cost basis of mortgage securities – available-for-sale exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. During the years ended December 31, 2005 and December 31, 2004, we recorded impairment losses of $17.6 million and $15.9 million, respectively. The impairments were primarily a result of the increase in short-term interest rates during 2004 and 2005. While we do use forward yield curves in valuing our securities, the increase in two-year and three-year swap rates during 2004 and 2005 was greater than the forward yield curve had anticipated, thus causing a greater than expected decline in value. Additionally, the impairments on our residual securities in 2004 and 2005 primarily related to the residual securities which were retained during those two years. This demonstrates that as we retain new residual securities during a period when short-term interest rate increases are greater than anticipated by the forward yield curve, we generally are more susceptible to impairments on our newer mortgage securities as they do not have sizable unrealized gains to help offset the decline in value. See Table 6 for a summary of the cost basis, unrealized gain and fair value of our mortgage securities – available-for-sale by year of issue and Table 11 for a summary of the impairments on our mortgage securities – available-for-sale.

Our average mortgage security yield has increased to 35.6% for the year ended December 31, 2005 from 31.4% for the same period of 2004. The increase is a result of lower than expected credit losses we experienced on the loans underlying our mortgage securities, which has led us to adjust the credit loss assumptions on certain securities. The low credit losses can be attributed primarily to the substantial rise in housing prices in recent years. The positive impact of low credit losses has been able to offset the negative impact of the increase in short-term interest rates and prepayment rates. Mortgage securities interest income has increased from $133.6 million for the year ended December 31, 2004 to $188.9 million for the same period of 2005 due to the increase in the average balance of our securities portfolio. If the rates used to accrue income on our mortgage securities during 2005 had increased or decreased by 10%, interest income during the year ended 2005 would have increased by $30.5 million and decreased by $48.9 million, respectively.

Housing prices have enjoyed substantial appreciation in recent years, which has resulted in increasing prepayment rates. The market discount rates we are using to initially value our residual securities have declined from 2004. As of December 31, 2005, the weighted average discount rate used in valuing our residual securities was 18% as compared to 22% as of December 31, 2004. The weighted-average constant prepayment rate used in valuing our residual securities as of December 31, 2005 was 49 versus 39 as of December 31, 2004. If the discount rate used in valuing our residual securities as of December 31, 2005 had been increased by 5%, the value of our mortgage securities- available-for-sale would have decreased by $24.6 million. If we had decreased the discount rate used in valuing our residual securities by 5%, the value of our residual securities would have increased by $25.4 million.

Mortgage Loans and Allowance for Credit Losses. Mortgage loans held-for-sale are recorded at the lower of cost or market determined on an aggregate basis. Mortgage loan origination fees and direct costs on mortgage loans held-for-sale are deferred until the related loans are sold. Premiums paid to acquire mortgage loans held-for-sale are also deferred until the related loans are sold. Mortgage loans held-in-portfolio are recorded at their cost, adjusted for the amortization of net deferred costs and for credit losses inherent in the portfolio. Mortgage loan origination fees and associated direct costs on mortgage loans held-in-portfolio are deferred and recognized over the life of the loan as an adjustment to yield using the level yield method. Premiums paid to acquire mortgage loans held-in-portfolio are also deferred and recognized over the life of the loan as an adjustment to yield using the level yield method.

An allowance for credit losses is maintained for mortgage loans held-in-portfolio. The allowance for credit losses on mortgage loans held-in-portfolio, and therefore the related adjustment to income, is based on the assessment by management of probable losses incurred based on various factors affecting our mortgage loan portfolio, including current economic conditions, the makeup of the portfolio based on credit grade, loan-to-value, delinquency status, mortgage insurance we purchase and other relevant factors. The allowance is maintained through ongoing adjustments to operating income. The assumptions used by management regarding key economic indicators are highly uncertain and involve a great deal of judgment.

Derivative Instruments and Hedging Activities. Our strategy for using derivative instruments is to mitigate the risk of increased costs on our variable rate liabilities during a period of rising rates (i.e. interest rate risk). Our primary goals for managing interest rate risk are to maintain the net interest margin spread between our assets and liabilities and diminish the effect of changes in general interest rate levels on our market value. The interest rate swap and interest rate cap agreements we use have an active secondary market, and none are obtained for a speculative nature, for instance, trading. These interest rate agreements are intended to provide income and cash flows to offset potential reduced net interest income and cash flows under certain interest rate environments. The determination of effectiveness is the primary assumption and estimate used in hedging. At trade date, these instruments and their hedging relationship are identified, designated and documented.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (as amended), standardizes the accounting for derivative instruments, including certain instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative instrument either as a cash flow hedge, a fair value hedge or a hedge of foreign currency exposure. SFAS No. 133 requires derivative instruments to be recorded at their fair value with hedge ineffectiveness recognized in earnings.

Derivative instruments that meet the hedge accounting criteria of SFAS No. 133 are considered cash flow hedges. At December 31, 2005, we had no derivative instruments considered cash flow hedges, as they all had not met the requirements for hedge accounting. However, these derivative instruments do contribute to our overall risk management strategy by serving to reduce interest rate risk on average short-term borrowings collateralized by our loans held-for-sale.

Any changes in fair value of derivative instruments related to hedge effectiveness are reported in accumulated other comprehensive income. Changes in fair value of derivative instruments related to hedge ineffectiveness and non-hedge activity are recorded as adjustments to earnings. For those derivative instruments that do not qualify for hedge accounting, changes in the fair value of the instruments are recorded as adjustments to earnings.

Mortgage Servicing Rights (“MSR”). MSR are recorded at allocated cost based upon the relative fair values of the transferred loans, derivative instruments and the servicing rights. MSR are amortized in proportion to and over the projected net servicing revenues. Periodically, we evaluate the carrying value of originated MSR based on their estimated fair value. If the estimated fair value, using a discounted cash flow methodology, is less than the carrying amount of the mortgage servicing rights, the mortgage servicing rights are written down to the amount of the estimated fair value. For purposes of evaluating and measuring impairment of MSR we stratify the mortgage servicing rights based on their predominant risk characteristics. The most predominant risk characteristic considered is period of origination. The mortgage loans underlying the MSR are pools of homogeneous, nonconforming residential loans.

The fair value of MSR is highly sensitive to changes in assumptions. Changes in prepayment speed assumptions have the greatest impact on the fair value of MSR. Generally, as interest rates decline, prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of MSR. As interest rates rise, prepayments slow down, which generally results in an increase in the fair value of MSR. All assumptions are reviewed for reasonableness on a quarterly basis and adjusted as necessary to reflect current and anticipated market conditions. Thus, any measurement of the fair value of MSR is limited by the existing conditions and the assumptions utilized as of a particular point in time. Those same assumptions may not be appropriate if applied at a different point in time.

Financial Condition as of December 31, 2005 and 2004

Mortgage Loans. We classify our mortgage loans into two categories: “held-for-sale” and “held-in-portfolio”. Loans we have originated and purchased, but have not yet sold or securitized, are classified as “held-for-sale”. We expect to sell these loans outright in third-party transactions or in securitization transactions that will be, for tax and accounting purposes, recorded as sales. We use warehouse repurchase agreements to finance our held-for-sale loans. As such, the fluctuations in mortgage loans held-for-sale and short-term borrowings between December 31, 2005 and December 31, 2004 are dependent on loans we have originated and purchased during the period as well as loans we have sold outright or through securitization transactions.

The volume and cost of our loan production are critical to our financial results. The loans we produce serve as collateral for our mortgage securities and generate gains as they are sold or securitized. The cost of our production is also critical to our financial results as it is a significant factor in the gains we recognize. The following table summarizes our loan production for 2005 and 2004. See Table 17 for a summary of our wholesale cost of production for the years ended December 31, 2005, 2004 and 2003. Also, details regarding mortgage loans securitized and the gains recognized during 2005 and 2004 can be found Table 14.

Table 2 — Nonconforming Loan Originations and Purchases

(dollars in thousands, except for average loan balance)

	Number	Principal	Average Loan Balance	Price Paid to Broker	Weighted Average			Percent with Prepayment Penalty
					Loan to Value	FICO Score	Coupon
2005	58,542	$9,283,138	$158,572	101.1%	82%	632	7.7%	65%

2004	55,974	$8,424,361	$150,505	101.3%	82%	622	7.6%	72%

A portion of the mortgage loans on our balance sheet serve as collateral for asset-backed bonds we have issued (that are not accounted for as sales) and are classified as “held-in-portfolio.” The carrying value of “held-in-portfolio” mortgage loans as of December 31, 2005 was $28.8 million compared to $59.5 million as of December 31, 2004. As discussed under “Asset-Backed Bonds” during the fourth quarter of 2005 we exercised our option to repurchase the mortgage loan collateral for two out of the four securitization loan transactions from 1997 and 1998.

Premiums to brokers are paid on substantially all mortgage loans. Premiums on mortgage loans held-in-portfolio are amortized as a reduction of interest income over the estimated lives of the loans. For mortgage loans held-for-sale, premiums are deferred until the related loans are sold or securitized. To mitigate the effect of prepayments on interest income from mortgage loans, we generally strive to originate and purchase mortgage loans with prepayment penalties. Prepayment penalties have decreased from 2004 due to increased regulation specifically aimed at reducing prepayment penalties which can be charged by lenders. Because more borrowers can now refinance their mortgages at any time with no penalty, we would expect prepayment speeds to be slightly faster as a result of the reduction in these penalties. Additionally, the value of our prepayment penalty bonds retained in our newer securitizations will generally have a lower value due to the decrease in expected cash flows.

In periods of decreasing interest rates, borrowers are more likely to refinance their mortgages to obtain a better interest rate. Even in rising rate environments, borrowers tend to repay their mortgage principal balances earlier than is required by the terms of their mortgages. Nonconforming borrowers, as they update their credit rating and as housing prices increase, are more likely to refinance their mortgage loan to obtain a lower interest rate or take advantage of the additional borrowing capacity in their homes.

The operating performance of our mortgage loan portfolio, including net interest income, allowance for credit losses and effects of hedging, are discussed under “Results of Operations by our Primary Operating Segments”. Gains on the sales of mortgage loans, including impact of securitizations treated as sales, is also discussed under “Results of Operations by our Primary Operating Segments.”

Table 3 — Carrying Value of Mortgage Loans

(dollars in thousands)

	December 31,
	2005	2004
Held-for-sale:
Current principal	$1,235,159	$719,904
Net premium	12,015	6,760

	1,247,174	726,664
Loans under removal of accounts provision	44,382	20,930

Mortgage loans – held-for-sale	$1,291,556	$747,594

Weighted average coupon	8.1%	7.7%

Percent with prepayment penalty	65%	65%

Held-in-portfolio:
Current principal	$29,084	$58,859
Net unamortized premium	455	1,175

Amortized cost	29,539	60,034
Allowance for credit losses	(699)	(507)

Mortgage loans – held-in-portfolio	$28,840	$59,527

Weighted average coupon	9.9%	10.0%

The following table details the activity in our mortgage loans held-for-sale for the years ended December 31, 2005 and 2004.

Table 4 — Rollforward of Mortgage Loans Held-for-Sale

(dollars in thousands)

	For the Year Ended December 31,
	2005	2004
Beginning balance	$747,594	$697,992

Originations and purchases (A)	9,366,720	8,560,314
Borrower repayments	(9,908)	(27,979)
Sales to third parties	(1,166,377)	(63,042)
Sales in securitizations	(7,693,775)	(8,424,145)
Transfers to real estate owned	(712)	(2,001)
Repurchase of mortgage loans from securitization trusts	13,948	—
Transfers of mortgage loans from held-in-portfolio	10,614	—
Change in loans under removal of accounts provision	23,452	6,455

Ending balance	$1,291,556	$747,594

(A)	The difference between the originations and purchases from this table and the amounts reflected on the Consolidated Statement of Cash Flows is due to discontinued operations.

Mortgage Securities Available-for-Sale. Since 1999, we have pooled the majority of the loans we have originated or purchased to serve as collateral for asset-backed bonds in securitizations that are treated as sales for accounting and tax purposes. In these transactions, the loans are removed from our balance sheet. However, we retain residual securities (representing interest-only securities, prepayment penalty bonds and overcollateralization bonds) and certain investment-grade rated subordinated securities. Additionally, we service the loans sold in these securitizations. See “Mortgage Servicing Rights” below. As of December 31, 2005 and 2004, the fair value of our mortgage securities – available-for-sale was $505.6 million and $489.2 million, respectively. During 2005 and 2004, we executed securitizations totaling $7.6 billion and $8.3 billion, respectively, in mortgage loans and retained mortgage securities with a cost basis of $332.4 million and $381.8 million, respectively. See Note 3 to the consolidated financial statements for a summary of the activity in our mortgage securities portfolio.

The servicing agreements we execute for loans we have securitized include a “clean up” call option which gives us the right, not the obligation, to repurchase mortgage loans from the trust when the aggregate principal balance of the mortgage loans has declined to ten percent or less of the original aggregated mortgage loan principal balance. On September 25, 2005, we exercised the “clean up” call option on NMFT Series 1999-1 and repurchased loans with a remaining principal balance of $14.0 million from the trust for $6.8 million in cash. The trust distributed the $6.8 million to retire the bonds held by third parties. Along with the cash paid to the trust, the cost basis of the NMFT Series 1999-1 mortgage security, $7.4 million, became part of the cost basis of the repurchased mortgage loans.

The value of our residual mortgage securities available-for-sale represents the present value of the securities’ cash flows that we expect to receive over their lives, considering estimated prepayment speeds and credit losses of the underlying loans, discounted at an appropriate risk-adjusted market rate of return. The cash flows are realized over the life of the loan collateral as cash distributions are received from the trust that owns the collateral.

In estimating the fair value of our residual mortgage securities – available-for-sale, management must make assumptions regarding the future performance and cash flow of the mortgage loans collateralizing the securities. These estimates are based on management’s judgments about the nature of the loans. The cash flows we receive on our residual mortgage securities – available-for-sale will be based on the net of the gross coupon less servicing costs, bond costs, trustee administrative costs and mortgage insurance costs. Additionally, if the trust is a party to interest rate agreements, our cash flow will include (exclude) payments from (to) the interest rate agreement counterparty. Table 5 provides a summary of the critical assumptions used in estimating the cash flows of the collateral and the resulting estimated fair value of the residual mortgage securities – available-for-sale.

We have experienced periods prior to 2004 when the interest expense on asset-backed bonds dramatically declined due to reductions in short-term interest rates. As a result, the spread between the coupon interest and the bond cost was unusually high and our cost basis in many of our older mortgage securities was significantly reduced due to the dramatic increase in cash flows. For example, our cost basis in NMFT Series 2000-2, 2001-1 and 2001-2 has been reduced to zero (see Table 5). When our cost basis in the residual securities reaches zero, the remaining future cash flows received on the securities are recognized entirely as income.

The operating performance of our mortgage securities portfolio, including net interest income and effects of hedging are discussed under “Mortgage Portfolio Management Results of Operations.”

Table 5 — Valuation of Individual Mortgage Securities – Available-for-Sale and Assumptions

(dollars in thousands)

December 31, 2005:	Cost (A)	Unrealized Gain (Loss) (A)	Estimated Fair Value of Mortgage Securities (A)	Current Assumptions			Assumptions at Trust Securitization
				Discount Rate	Constant Prepayment Rate	Expected Credit Losses (B)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (B)
NMFT Series:
2000-1	$521	$596	$1,117	15%	36%	1.3%	15%	27%	1.0%
2000-2	—	907	907	15	37	1.0	15	28	1.0
2001-1	—	1,661	1,661	20	40	1.3	20	28	1.2
2001-2	—	3,701	3,701	20	31	0.7	25	28	1.2
2002-1	1,632	2,184	3,816	20	41	0.7	20	32	1.7
2002-2	2,415	542	2,957	20	43	1.4	25	27	1.6
2002-3	4,127	1,132	5,259	20	44	0.4	20	30	1.0
2003-1	30,815	5,941	36,756	20	39	1.3	20	28	3.3
2003-2	11,043	8,330	19,373	20	39	0.8	28	25	2.7
2003-3	18,261	6,860	25,121	20	37	0.7	20	22	3.6
2003-4	11,070	12,191	23,261	20	46	0.8	20	30	5.1
2004-1	17,065	13,142	30,207	20	56	1.3	20	33	5.9
2004-2	18,368	13,432	31,800	20	55	1.4	26	31	5.1
2004-3	36,502	17,287	53,789	19	53	1.5	19	34	4.5
2004-4	34,473	16,102	50,575	20	54	1.5	26	35	4.0
2005-1	44,387	8,481	52,868	15	53	1.8	15	37	3.6
2005-2	37,377	1,296	38,673	13	51	1.5	13	39	2.1
2005-3	46,627	—	46,627	15	47	2.0	15	41	2.0
2005-3 (C)	45,058	(2,247)	42,811	N/A	N/A	N/A	N/A	N/A	N/A
2005-4	34,366	—	34,366	15	43	2.3	15	43	2.3

Total	$394,107	$111,538	$505,645

(A)	The interest-only, prepayment penalty and overcollateralization securities are presented on a combined basis.
(B)	Represents expected credit losses for the life of the securitization up to the expected date in which the related asset-backed bonds can be called, net of mortgage insurance recoveries.
(C)	Includes the Class M-11 and M-12 certificates of NMFT Series 2005-3. The M-11 is rated BBB/BBB- by Standard & Poor’s and Fitch, respectively. The M-12 is rated BBB- by Standard and Poor’s. The fair value for these securities is based upon market prices.

December 31, 2004:	Cost (A)	Unrealized Gain (A)	Estimated Fair Value of Mortgage Securities (A)	Current Assumptions			Assumptions at Trust Securitization
				Discount Rate	Constant Prepayment Rate	Expected Credit Losses (B)	Discount Rate	Constant Prepayment Rate	Expected Credit Losses (B)
NMFT Series:
1999-1	$7,001	$—	$7,001	17%	33%	4.8%	17%	30%	2.5%
2000-1	681	538	1,219	15	46	1.2	15	27	1.0
2000-2	—	2,290	2,290	15	34	1.0	15	28	1.0
2001-1	—	3,111	3,111	20	37	1.1	20	28	1.2
2001-2	—	8,601	8,601	25	33	0.8	25	28	1.2
2002-1	4,978	6,112	11,090	20	42	0.9	20	32	1.7
2002-2	5,048	1,642	6,690	25	40	1.4	25	27	1.6
2002-3	11,044	3,817	14,861	20	41	0.7	20	30	1.0
2003-1	32,062	5,231	37,293	20	39	1.8	20	28	3.3
2003-2	21,980	7,923	29,903	28	38	1.5	28	25	2.7
2003-3	32,775	9,239	42,014	20	37	1.6	20	22	3.6
2003-4	26,460	17,727	44,187	20	44	1.7	20	30	5.1
2004-1	42,547	7,303	49,850	20	43	3.5	20	33	5.9
2004-2	39,856	5,695	45,551	26	41	3.8	26	31	5.1
2004-3	89,442	—	89,442	19	39	3.9	19	34	4.5
2004-4	96,072	—	96,072	26	36	3.7	26	35	4.0

Total	$409,946	$79,229	$489,175

(A)	The interest-only, prepayment penalty and overcollateralization securities are presented on a combined basis.
(B)	Represents expected credit losses for the life of the securitization up to the expected date in which the related asset-backed bonds can be called, net of the impact of mortgage insurance recoveries.

The previous table demonstrates how the increase in housing prices has impacted the assumptions we use to value our individual mortgage securities available-for-sale. The increase in home prices has led to an increase in constant prepayment rate assumptions as well as a decrease in expected credit loss assumptions. The decrease in expected credit loss assumptions has more than offset the increase in constant prepayment rates and increase in short-term interest rates causing the yield on our mortgage securities to increase. Note 3 to the consolidated financial statements provides additional detail regarding the yields on our mortgage securities available-for-sale.

The following table summarizes the cost basis, unrealized gain and fair value of our mortgage securities - available-for-sale grouped by year of issue. For example, under the “Year of Issue for Mortgage Securities Retained” column, the year 2005 is a combination of NMFT Series 2005-1, NMFT Series 2005-2, NMFT Series 2005-3 and NMFT Series 2005-4.

Table 6 — Summary of Mortgage Securities – Available-for-Sale Retained by Year of Issue

(dollars in thousands)

Year of Issue for Mortgage Securities Retained	As of December 31			As of September 30			As of June 30			As of March 31
	Cost	Unrealized Gain	Fair Value	Cost	Unrealized Gain	Fair Value	Cost	Unrealized Gain	Fair Value	Cost	Unrealized Gain	Fair Value
1999	$—	$—	$—	$—	$—	$—	$7,389	$3	$7,392	$7,150	$32	$7,182
2000	521	1,503	2,024	588	1,760	2,348	672	2,237	2,909	800	2,307	3,107
2001	—	5,362	5,362	—	6,741	6,741	—	7,169	7,169	—	9,129	9,129
2002	8,174	3,858	12,032	14,189	6,594	20,783	15,132	10,402	25,534	19,112	12,283	31,395
2003	71,189	33,322	104,511	73,168	47,050	120,218	79,419	65,301	144,720	91,112	54,209	145,321
2004	106,408	59,963	166,371	131,885	61,572	193,457	168,908	56,898	225,806	213,694	33,297	246,991
2005	207,815	7,530	215,345	198,157	244	198,401	130,379	2	130,381	87,453	—	87,453

Total	$394,107	$111,538	$505,645	$417,987	$123,961	$541,948	$401,899	$142,012	$543,911	$419,321	$111,257	$530,578

Year of Issue for Mortgage Securities Retained	2004
	As of December 31			As of September 30			As of June 30			As of March 31
	Cost	Unrealized Gain	Fair Value	Cost	Unrealized Gain	Fair Value	Cost	Unrealized Gain	Fair Value	Cost	Unrealized Gain	Fair Value
1999	$7,001	$—	$7,001	$6,818	$—	$6,818	$6,597	$—	$6,597	$6,353	$185	$6,538
2000	681	2,828	3,509	539	3,046	3,585	412	5,161	5,573	1,298	8,194	9,492
2001	—	11,712	11,712	—	16,064	16,064	321	20,910	21,231	233	27,579	27,812
2002	21,070	11,571	32,641	23,978	14,181	38,159	29,202	14,067	43,269	36,201	18,899	55,100
2003	113,277	40,120	153,397	142,796	28,458	171,254	184,097	8,841	192,938	226,676	16,090	242,766
2004	267,917	12,998	280,915	218,898	7,709	226,607	118,684	758	119,442	60,961	1,334	62,295

Total	$409,946	$79,229	$489,175	$393,029	$69,458	$462,487	$339,313	$49,737	$389,050	$331,722	$72,281	$404,003

Mortgage Securities – Trading. As of December 31, 2005, mortgage securities – trading consisted of the NMFT Series 2005-4 M-9, M-10, M-11 and M-12 bond class securities are retained from our securitization transactions in 2005. Note 2 and Note 4 to the consolidated financial statements provides additional detail regarding these securities. The aggregate fair market value of these securities as of December 31, 2005 was $43.7 million. Management estimates their fair value based on quoted market prices. As of December 31, 2004, this line-item consisted of an adjustable-rate mortgage-backed security with a fair market value of $143.2 million. During the first quarter of 2005, we sold this security.

Mortgage Servicing Rights. As discussed under “Mortgage Securities – Available for Sale” above, we retain the right to service mortgage loans we originate, purchase and have securitized. Servicing rights for loans we sell to third parties are not retained and we have not purchased the right to service loans. As of December 31, 2005, we had $57.1 million in capitalized mortgage servicing rights compared with $42.0 million as of December 31, 2004. The carrying value of the mortgage servicing rights we retained in our securitizations during 2005 and 2004 was $43.5 million and $39.3 million, respectively. Amortization of mortgage servicing rights was $28.4 million, $16.9 million and $9.0 million for the years ended December 31, 2005, 2004 and 2003, respectively. See further discussion of amortization of mortgage servicing rights under “Loan Servicing Results of Operations.”

Derivative Instruments, net. Derivative instruments, net decreased to $12.8 million at December 31, 2005 from $18.8 million at December 31, 2004. These amounts include the collateral (margin deposits) required under the terms of our derivative instrument contracts, net of the derivative instrument market values. Due to the nature of derivative instruments we use, the margin deposits required will generally increase as interest rates decline and decrease as interest rates rise. On the other hand, the market value of our derivative instruments will decline as interest rates decline and increase as interest rates rise.

Short-term Borrowings. Mortgage loan originations and purchases are funded with various financing facilities prior to securitization. Repurchase agreements are used as interim, short-term financing before loans are transferred in our securitization transactions. The balances outstanding under our short-term repurchase agreements fluctuate based on lending volume, equity and debt issuances, financing activities and cash flows from other operating and investing activities. As shown in Table 7, we had $278.8 million in immediately available funds as of December 31, 2005. We have borrowed approximately $1.4 billion of the $3.5 billion in mortgage securities and mortgage loans financing facilities, leaving approximately $2.1 billion available to support the mortgage lending and mortgage portfolio operations. See “Liquidity and Capital Resources” for a further discussion of liquidity risks and resources available to us.

Table 7 — Short-term Financing Resources

(dollars in thousands)

	Credit Limit	Lending Value of Collateral	Borrowings	Availability
Unrestricted cash				$264,694
Mortgage securities and mortgage loans financing facilities	$3,500,000	$1,432,719	$1,418,569	14,150

Total.	$3,500,000	$1,432,719	$1,418,569	$278,844

Asset-Backed Bonds. During 1997 and 1998, we completed the securitization of loans in transactions that were structured as financing arrangements for accounting purposes. These non-recourse financing arrangements match the loans with the financing arrangement for long periods of time, as compared to repurchase agreements that mature frequently with interest rates that reset frequently and have liquidity risk in the form of margin calls. Under the terms of our asset-backed bonds we are entitled to repurchase the mortgage loan collateral and repay the remaining bond obligations when the aggregate collateral principal balance falls below 35% of their original balance for the loans in Series 97-01 and 25% for the loans in Series 97-02, Series 98-01 and Series 98-02. During the fourth quarter of 2005, we exercised this option for issues 1997-1 and 1997-2 and retired the related asset-backed bonds which had a remaining balance of $7.8 million. The mortgage loans were transferred from the held-in-portfolio classification to held-for-sale and have been or will be sold to third party investors or used as collateral in our securitization transactions. As of December 31, 2005 and December 31, 2004, we had asset-backed bonds secured by mortgage loans outstanding of $26.9 million and $53.5 million, respectively.

During 2005, we issued Net Interest Margin Certificates (“NIM”) in resecuritization transactions in the amount of $130.9 million, raising $128.9 million in net proceeds. This NIM is secured by the retained securities from NMFT Series 2005-1 and NMFT Series 2005-2 and is a form of long-term financing. The resecuritization was structured as a secured borrowing for financial reporting and income tax purposes because control over the transferred assets was not surrendered. Therefore, the mortgage securities remain on our balance sheet as assets and the asset-backed bonds are recorded as debt. As of December 31, 2005 and December 31, 2004 we had asset-backed bonds secured by mortgage securities available-for-sale outstanding of $125.6 million and $336.4 million, respectively. Note 8 to the consolidated financial statements provides additional detail regarding these transactions.

Junior Subordinated Debentures. During 2005, we issued unsecured floating rate subordinated debt to obtain low cost long-term funds. The junior subordinated debentures are redeemable, at our option, in whole or in part, anytime without penalty on or after March 15, 2010, but are mandatorily redeemable when they mature on March 15, 2035. As of December 31, 2005, our liability related to the junior subordinated debentures was $48.7 million. See Note 8 to our consolidated financial statements for additional detail regarding this transaction.

Shareholders’ Equity. The increase in our shareholders’ equity as of December 31, 2005 compared to December 31, 2004 is a result of the following increases and decreases.

Shareholders’ equity increased by:

•	$139.1 million due to net income recognized for the year ended December 31, 2005

•	$145.4 million due to issuance of common stock

•	$14.7 million due to increase in unrealized gains on mortgage securities classified as available-for-sale

•	$17.6 million due to impairment on mortgage securities – available for sale reclassified to earnings

•	$2.2 million due to compensation recognized under stock option plan

•	$0.9 million due to issuance of stock under stock compensation plans

•	$0.1 million due to forgiveness of founders’ notes receivable, and

•	$0.1 million due to net settlements on cash flow hedges reclassified to earnings.

Shareholders’ equity decreased by:

•	$171.3 million due to dividends accrued on common stock

•	$6.7 million due to dividends accrued on preferred stock

•	$4.1 million due to dividend equivalent rights (DERs) on vested stock options, and

•	$0.3 million due to tax benefit derived from stock compensation plans.

Results of Operations

During the year ended December 31, 2005, we earned net income available to common shareholders of $132.5 million, or $4.42 per diluted share, compared with net income of $109.1 million, or $4.24 per diluted share and $112.0 million, or $4.91 per diluted share, for the same periods of 2004 and 2003, respectively.

Our primary sources of revenue are interest earned on our mortgage loan and securities portfolios, fee income and gains on sales of mortgage assets. As discussed under “Executive Overview of Performance,” net income available to common shareholders increased during 2005 as compared to 2004 due primarily to:

•	Higher average balance and higher net yield on our mortgage securities in our mortgage portfolio management segment. See “Mortgage Portfolio Management Results of Operations” for further discussion of these factors.

•	Growth in our servicing portfolio as well as increased interest income on servicing funds we hold as custodian driven by higher short-term interest rates in our loan servicing segment. See “Loan Servicing Results of Operations” for further discussion of these factors.

These increases helped offset the decline in net income available to common shareholders of our mortgage lending segment which was driven by declining profit margins within the mortgage banking industry. See “Mortgage Lending Results of Operations.”

Our net income decreased to $109.1 million in 2004 from $112.0 million in 2003 due to the decline in net yield on our mortgage securities to $27.2% in 2004 from 31.3% and declining profit margins within the mortgage lending segment.

Results of Operations by Our Primary Operating Segments

Mortgage Portfolio Management Results of Operations

The following table summarizes key performance data for the years ended December 31, 2005, 2004 and 2003 which we use to assess the results of operations of our mortgage portfolio management segment. See also Note 16 to the consolidated financial statements for condensed statements of income by segment.

Table 8 — Summary of Mortgage Portfolio Management Key Performance Data

(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Mortgage Portfolio Management:
Mortgage portfolio loans under management (A)	$12,752,307	$11,410,147	$6,525,093
Average balance of mortgage portfolio loans under management (A)	12,052,775	8,503,493	4,432,647
Net income	163,823	111,507	98,683
Mortgage portfolio management net interest income (B)	174,666	118,350	91,214
Impairment on mortgage securities - available-for-sale	(17,619)	(15,902)	—
Other income	22,911	16,651	17,185
General and administrative expenses	14,450	7,472	6,667
Net yield on mortgage securities	32.3%	27.2%	31.3%
Mortgage portfolio management net interest yield on assets	1.45%	1.39%	2.06%

(A)	Includes the principal balance of loans in off-balance sheet securitizations as well as the principal balance of loans in the held-in-portfolio category on our balance sheet.
(B)	This metric is based on mortgage portfolio management net interest income as calculated in Table 10 below.

Net Income. Within our mortgage portfolio management segment, we earned net income of $163.8 million, $111.5 million and $98.7 million for the years ended December 31, 2005, 2004 and 2003, respectively. The main factors driving mortgage portfolio management’s net income are explained in detail in the following discussion of its results of operations.

Mortgage Portfolio Management Net Interest Income. Our mortgage securities primarily represent our ownership in the net cash flows of the underlying mortgage loan collateral in excess of bond expenses and cost of funding. The cost of funding is indexed to one-month LIBOR and resets monthly while the coupon on the mortgage loan collateral adjusts more slowly depending on the contractual terms of the loan. In 2002, we began transferring interest rate agreements at the time of securitization into the securitization trusts to help provide protection to the third-party bondholders from interest rate risk. These agreements reduce interest rate risk within the trust and, as a result, the cash flows we receive on our interest-only securities are less volatile as interest rates change. As discussed under the heading “Mortgage Securities – Available-for-Sale” in the “Critical Accounting Estimates” section, we lowered the credit loss assumptions on certain of our mortgage securities – available-for-sale because of better than expected credit loss performance, driven by the substantial increases in housing prices. The lowering of these credit loss assumptions was a major factor in the increased average net yield on our securities to 32.3% for the year ended December 31, 2005 from 27.2% for the same period in 2004, as shown in Table 9.

Also contributing to the increase in overall net interest income was the sizeable increase in our mortgage securities retained. As shown in Tables 9 and 10, the average fair value of our mortgage securities increased to $531.0 million during the year ended December 31, 2005 from $425.4 million during the year ended December 31, 2004, while the average balance of mortgage loans collateralizing our securities increased to $12.0 billion for the year ended December 31, 2005 from $8.4 billion for the same period in 2004.

In our current environment of tight margins, generally, we would expect the net yield on our mortgage securities to decrease in 2006 as our older higher-yielding securities pay down and are replaced by new lower-yielding securities, assuming all other factors unchanged.

Despite the decline in net yield on our mortgage securities to 27.2% in 2004 from 31.3% in 2003, overall net interest income continued to increase during the year as the increase in the average fair value of our mortgage securities rose to $425.4 million in 2004 from $288.4 million.

Table 9 is a summary of the interest income and expense related to our mortgage securities and the related yields as a percentage of the fair market value of these securities for the three years ended December 31, 2005.

Table 9 — Mortgage Securities Net Yield Analysis

(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Average fair market value of mortgage securities	$530,999	$425,400	$288,361
Average borrowings	270,109	337,282	222,653

Interest income	188,856	133,633	98,804
Interest expense	17,398	18,091	8,676

Net interest income	$171,458	$115,542	$90,128

Yields:
Interest income	35.6%	31.4%	34.3%
Interest expense	6.5	5.4	3.9

Net interest spread	29.1%	26.0%	30.4%

Net Yield	32.3%	27.2%	31.3%

Our portfolio income comes from mortgage loans either directly (mortgage loans held-in-portfolio) or indirectly (mortgage securities). Table 10 attempts to look through the balance sheet presentation of our portfolio income and present income as a percentage of average assets under management. The net interest income for mortgage securities and mortgage loans held-in-portfolio reflects the income after interest expense, hedging, prepayment penalty income and credit expense (mortgage insurance and credit losses). This metric allows us to be more easily compared to other finance companies or financial institutions that use on balance sheet portfolio accounting, where return on assets is a common performance calculation.

Our portfolio net interest yield on assets was 1.45% for the year ended December 31, 2005 as compared to 1.39% and 2.06% respectively, for the same period of 2004 and 2003. The increase in yield from 2004 to 2005 can be attributed to the lower than expected credit losses due to rising housing prices which resulted in the lowering of our credit loss assumptions on certain mortgage securities available-for-sale as previously discussed. In addition, net settlement expense on non-cash flow hedging derivatives was lower in 2005 compared with 2004 as short-term interest rates have increased in 2005.

We generally expect our net interest yield on portfolio assets should be in the range of 1% to 1.25% over the long-term. The decrease in yield from 2004 to 2003 was the result of a significant decline in the spreads on our mortgage securities because of the increase in short-term interest rates in 2004. Table 10 shows the net interest yield on assets under management during the years ended December 31, 2005, 2004 and 2003.

Table 10 — Mortgage Portfolio Management Net Interest Income Analysis

(dollars in thousands)

	Mortgage Securities	Mortgage Loans Held- in-Portfolio	Total
For the Year Ended:
December 31, 2005
Interest income	$188,856	$4,311	$193,167
Interest expense:
Short-term borrowings (A)	1,770	—	1,770
Asset-backed bonds	15,628	1,630	17,258

Total interest expense	17,398	1,630	19,028

Mortgage portfolio management net interest income before other expense	171,458	2,681	174,139
Other income (expense) (B)	1,651	(1,124)	527

Mortgage portfolio management net interest income	$173,109	$1,557	$174,666

Average balance of the underlying loans	$12,006,929	$45,846	$12,052,775
Mortgage portfolio management net interest yield on assets	1.44%	3.40%	1.45%

December 31, 2004
Interest income	$133,633	$6,673	$140,306
Interest expense:
Short-term borrowings (A)	4,836	—	4,836
Asset-backed bonds	13,255	1,422	14,677
Cash flow hedging net settlements	—	1,558	1,558

Total interest expense	18,091	2,980	21,071

Mortgage portfolio management net interest income before other expense	115,542	3,693	119,235
Other income (expense) (B)	368	(1,253)	(885)

Mortgage portfolio management net interest income	$115,910	$2,440	$118,350

Average balance of the underlying loans	$8,431,708	$71,785	$8,503,493
Mortgage portfolio management net interest yield on assets	1.37%	3.40%	1.39%

December 31, 2003
Interest income	$98,804	$10,738	$109,542
Interest expense:
Short-term borrowings (A)	3,450	—	3,450
Asset-backed bonds	5,226	2,269	7,495
Cash flow hedging net settlements	—	6,488	6,488

Total interest expense	8,676	8,757	17,433

Mortgage portfolio management net interest income before other expense	90,128	1,981	92,109
Other income (expense) (B)	—	(895)	(895)

Mortgage portfolio management net interest income	$90,128	$1,086	$91,214

Average balance of the underlying loans	$4,316,599	$116,048	$4,432,647
Mortgage portfolio management net interest yield on assets	2.09%	0.94%	2.06%

(A)	Primarily includes mortgage securities repurchase agreements.
(B)	Other income (expense) includes prepayment penalty income, net settlements on non-cash flow hedges and credit expense (mortgage insurance and provision for credit losses).

Impairment on Mortgage Securities – Available-for-Sale. To the extent that the cost basis of mortgage securities—available-for-sale exceeds the fair value and the unrealized loss is considered to be other than temporary, an impairment charge is recognized and the amount recorded in accumulated other comprehensive income or loss is reclassified to earnings as a realized loss. During the year ended December 31, 2005, we recorded an impairment loss of $17.6 million compared to $15.9 million during the same period of 2004. The impairments were primarily a result of the increase in short-term interest rates during 2005 and 2004. As can be seen by Table 11, the impairments on our residual securities in 2004 and 2005 primarily related to the residual securities which were retained during that respective year. This reflects that as we retain new residual securities during a period when short-term interest rate increases are greater than anticipated by the forward yield curve, we generally are more susceptible to impairments on our newer mortgage securities as they do not have sizable unrealized gains to help offset the decline in value. The following table summarizes the impairment on our mortgage securities - available-for-sale by mortgage security for the years ended December 31, 2005 and December 31, 2004. We did not record any impairments for the year ended December 31, 2003.

Table 11 — Impairment on Mortgage Securities – Available-for-Sale by Mortgage Security

(dollars in thousands)

	For the Year Ended December 31
	2005	2004
Mortgage Securities – Available-for-Sale:
NMFT Series 1999-1	$117	$87
NMFT Series 2004-1	—	6,484
NMFT Series 2004-2	—	7,384
NMFT Series 2004-2	—	1,947
NMFT Series 2004-4	1,496	—
NMFT Series 2005-1	1,426	—
NMFT Series 2005-2	7,027	—
NMFT Series 2005-3	7,553	—

Impairment on mortgage securities – available-for-sale	$17,619	$15,902

Other Income. Other income for our mortgage portfolio management segment represents intercompany fees earned by the mortgage portfolio management segment and, as such, these fees are eliminated in consolidation and therefore have no impact on consolidated earnings. These intercompany fees are detailed in Note 16 of our consolidated financial statements. Other income also includes mark-to-market gains (losses) on our trading securities as well as interest income earned from the short-term investment of corporate funds.

General and Administrative Expenses. Our mortgage portfolio management segment’s general and administrative expenses increased to $14.5 million for the year ended December 31, 2005 from $7.5 million and $6.7 million for the years ended December 31, 2004 and 2003, respectively. The significant increase from 2004 to 2005 is primarily due to the increase in provision for excise taxes, which is discussed under “Income Taxes”.

Mortgage Lending Results of Operations

The following table summarizes key performance data for the years ended December 31, 2005, 2004 and 2003, which we use to assess the results of operations of our mortgage lending segment.

Table 12 — Summary of Mortgage Lending Key Performance Data

(dollars in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Mortgage Lending:
Net (loss) income	$(21,331)	$14,029	$11,877
Mortgage lending net interest income (A)	44,704	29,107	26,440
Gains on sales of mortgage assets	49,303	113,211	140,870
Gains (losses) on derivative instruments	17,907	(8,794)	(29,943)
Premiums for mortgage loan insurance	(5,331)	(3,690)	(2,194)
Other expense	(7,788)	(6,445)	(12,369)
General and administrative expenses	128,619	127,063	118,935
Nonconforming originations	9,283,138	8,424,361	5,250,978
Weighted average coupon of nonconforming originations	7.7%	7.6%	7.3%
Costs of wholesale production, as a percent of principal	2.39%	2.53%	2.40%
Nonconforming loans securitized	7,621,030	8,329,804	5,319,435
Nonconforming loans sold to third parties	1,138,098	—	151,210
Net whole loan price used in initial valuation of residual securities	102.00%	103.28%	104.21%
Mortgage lending gains on sales of loans transferred in securitizations, as a % of principal sold (B)	0.5%	1.4%	2.5%

(A)	This metric is based on mortgage lending net interest income as calculated in Table 13.
(B)	The difference between mortgage lending gains on sales of loans transferred in securitizations in this table and the consolidated gains on sales of loans transferred in securitizations as reported in Note 2 to the consolidating financials is related to intersegment eliminations. See Note 16 to the consolidated financial statements for discussion of eliminations between segments. See also Tables 14 and 15 for further details of how these metrics are calculated.

Net (Loss) Income. Our mortgage lending segment reported net (loss) income of $(21.3) million, $14.0 million and $11.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. We experienced significant profit margin compression driven by the highly competitive mortgage banking environment in 2005. The details of this margin compression are discussed under “Executive Overview of Performance.”

Even though profit margins were declining in 2004, we were able to increase our net income due to the increase in the volume of loans we securitized to $8.3 billion in 2004 from $5.3 billion in 2003. For the years ended December 31, 2004 and 2003, the weighted average net whole loan price used in the initial valuation of our retained securities was 103.28 and 104.21, respectively, and the weighted average gain on securitization as a percentage of loan principal securitized was 1.4% and 2.5%, respectively.

Loan Originations and Purchases. Our mortgage lending segment reported nonconforming loan production of $9.3 billion for the year ended December 31, 2005 as compared to $8.4 billion and $5.3 billion for the years ended December 31, 2004 and 2003, respectively. The weighted average coupon of the loans originated or purchased increased slightly to 7.7% for the year ended December 31, 2005 from 7.6% and 7.3% for the years ended December 31, 2004 and 2003, respectively. Coupons on loans we originated in 2005 increased only slightly from 2004 originations due to competitive pressures within the industry. Late in 2005, coupons on new originations did increase across the nonconforming mortgage banking industry. However, competitive pressures may not allow us to raise mortgage coupons at a rate commensurate with increases in short-term interest rates, which drive our funding costs.

Mortgage Lending Net Interest Income. Mortgage lending net interest income on mortgage loans represents income on loans held-for-sale prior to being sold to a third party or in a securitization. The net interest income from loans is primarily driven by loan volume and the amount of time held-for-sale loans are held prior to being sold to a third party or in a securitization.

Table 13 — Mortgage Lending Net Interest Yield Analysis

(dollars in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Interest income	$106,118	$83,757	$60,878
Interest expense:
Short-term borrowings	58,654	30,013	20,060
Cash flow hedging net settlements	180	1,514	2,871

Total interest expense (A)	58,834	31,527	22,931

Mortgage lending net interest income before other expense	47,284	52,230	37,947
Other expense (B)	2,580	23,123	11,507

Mortgage lending net interest income	$44,704	$29,107	$26,440

Average balance of the underlying loans	$1,344,569	$1,113,736	$792,991
Mortgage lending net interest yield on assets	3.32%	2.61%	3.33%

(A)	Does not include interest expense related to the junior subordinated debentures and interest expense on intercompany debt. See Note 16 to the consolidated financial statements for discussion of eliminations between segments.
(B)	Other expense includes net settlements on non-cash flow hedges and mortgage insurance expense.

Our mortgage lending net interest income before other expense decreased to $47.3 million for the year ended December 31, 2005 from $52.2 million for the year ended December 31, 2004. The decrease was a result of the significant rise in short-term rates throughout 2005, which increases our borrowing expense, while the coupons on our mortgage loans we originated and purchased modestly increased from 2004. We were able to offset some of the negative effects of these tighter margins with an increase in our average balance of the underlying loans which was driven by increased nonconforming production in 2005 compared to 2004. Again, the total amount of mortgage lending net interest income will depend on the volume of originations and timing of our sales. The net interest yield will vary depending on the movement in mortgage loan coupons and our funding costs.

Our mortgage lending net interest income before other expense increased to $52.2 million for the year ended December 31, 2004 from $37.9 million for the year ended December 31, 2003. The increase was a result of the 40% increase in the average balance of the underlying loans in 2004 as compared to 2003.

We have executed interest rate cap and interest rate swap agreements designed to mitigate exposure to interest rate risk on short-term borrowings. Interest rate cap agreements require us to pay either a one-time “up front” premium or a monthly or quarterly premium, while allowing us to receive a rate that adjusts with LIBOR when rates rise above a certain agreed-upon rate. Interest rate swap agreements allow us to pay a fixed rate of interest while receiving a rate that adjusts with one-month LIBOR. These agreements are used to alter, in effect, the interest rates on funding costs to more closely match the yield on interest-earning assets. Our mortgage lending segment incurred expenses of $0.2 million, $1.5 million and $2.9 million related to net settlements of our interest rate agreements classified as cash flow hedges for the three years ended December 31, 2005, 2004 and 2003, respectively. Our mortgage lending segment earned (incurred) $2.8 million, $(19.4) million and $(9.3) million related to net settlements of our interest rate agreements classified as non-cash flow hedges for the years ended December 31, 2005, 2004 and 2003, respectively. These amounts are included in Other Expense in Table 13 above. Fluctuations in these expenses are solely dependent upon the movement in LIBOR as well as our average notional amount outstanding.

Gains on Sales of Mortgage Assets. We execute securitization transactions in which we transfer mortgage loan collateral to an independent trust. The trust holds the mortgage loans as collateral for the securities it issues to finance the sale of the mortgage loans. In those transactions, certain securities are issued to entities unrelated to us, and we retain the residual securities and certain subordinated securities. In addition, we continue to service the loan collateral. These transactions were structured as sales for accounting and income tax reporting during the three years ended December 31, 2005.

As previously discussed, we experienced significant profit margin compression driven by the highly competitive mortgage banking environment in 2005. These factors contributed to the whole loan price used in valuing our mortgage securities at the time of securitization to significantly decrease throughout 2004 and into 2005, which is directly correlated to the decrease in gains on sales of mortgage loans as a percentage of loan principal securitized.

Table 14 — Mortgage Loan Securitizations

(dollars in thousands)

	Mortgage Loans Transferred in Securitizations
For the Year Ended December 31,	Principal Amount	Mortgage Lending Net Gain As a % of Principal (A)	Consolidated Net Gain Recognized As a % of Principal	Initial Cost Basis of Mortgage Securities	Weighted Average Assumptions Underlying Initial Value of Mortgage Securities – Available-for-Sale
					Constant Prepayment Rate	Discount Rate	Expected Total Credit Losses, Net of Mortgage Insurance
2005	$7,621,030	0.5%	0.8%	$332,420	40%	15%	2.47%

2004	$8,329,804	1.4%	1.7%	$381,833	33%	22%	4.77%

2003	$5,319,435	2.5%	2.6%	$292,675	26%	22%	3.55%

(A)	The difference between mortgage lending gains on sales of loans transferred in securitizations and consolidated gains on sales of loans transferred in securitizations as reported in Note 2 to the consolidating financials is related to intersegment eliminations. See Note 16 to the consolidated financial statements for discussion of eliminations between segments.

Table 14 further illustrates the fact that housing prices have enjoyed substantial appreciation in recent years, which has resulted in prepayment rates increasing while credit losses are decreasing. Also illustrated is the fact that profit margins are down as the market discount rates we are using to initially value our mortgage securities have declined from 2004 and 2003.

In 2005, we executed sales of whole pools of loans to third parties. In the outright sales of mortgage loans, we retain no assets or servicing rights. We generally will sell loans to third parties which do not possess the economic characteristics which meet our long-term portfolio management objectives. Table 15 provides a summary of gains on mortgage loans sold to third parties. We sold $1.1 billion in nonconforming mortgage loans to third parties during the year ended December 31, 2005, recognizing net gains of $9.9 million from these sales with a weighted average price to par of the loans sold of 102.01. There were no nonconforming mortgage loan sales during 2004. We sold $151.2 million in nonconforming mortgage loans to third parties during the year ended December 31, 2003, recognizing net gains of $3.4 million from these sales with a weighted average price to par of the loans sold of 104.10.

Table 15 provides the components of our gains on sales of mortgage assets within the mortgage lending segment. This table also helps to reconcile the gains on sales of mortgage assets of the mortgage lending segment to our consolidated gains on sales of mortgage assets.

Table 15 — Mortgage Lending Gains (Losses) on Sales of Mortgage Assets

(dollars in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Gains on sales of mortgage loans transferred in securitizations	$40,267	$112,873	$132,294
Gains on sales of mortgage loans to third parties – nonconforming	9,918	—	3,404
Gains on sales of mortgage loans to third parties – conforming	145	1,435	5,904
Losses on sales of real estate owned	(1,027)	(1,097)	(732)

Mortgage lending gains on sales of mortgage assets	49,303	113,211	140,870
Plus: Mortgage portfolio management gains (losses) on sales of mortgage assets	(27)	360	(1,911)
Plus: Intersegment eliminations related to loans securitized (A)	15,872	31,379	5,046

Consolidated gains on sales of mortgage assets	$65,148	$144,950	$144,005

(A)	See Note 16 to the consolidated financial statements for discussion of eliminations between segments.

Gains (Losses) on Derivative Instruments. We have entered into derivative instrument contracts that do not meet the requirements for hedge accounting treatment, but contribute to our overall risk management strategy by serving to reduce interest rate risk related to short-term borrowing rates. Additionally, we transfer certain of these derivative instruments into our securitization trusts to provide interest rate protection to the third-party bondholders. Prior to the date when we transfer these derivatives, changes in the fair value of these derivative instruments and net settlements with counterparties are credited or charged to current earnings. The derivative instruments we use to mitigate interest rate risk will generally increase in value as short-term interest rates decrease and decrease in value as rates increase. Fair value, at the date of securitization, of the derivative instruments transferred into securitizations is included as part of the cost basis of the mortgage loans securitized. Derivative instruments transferred into a securitization trust are administered by the trustee in accordance with the trust documents. Any cash flows from these derivatives which are projected to flow to our residual securities we retain are included in the valuation. The gains (losses) on derivative instruments in our mortgage lending segment can be summarized for the years ended December 31, 2005, 2004 and 2003 as follows:

Table 16 — Mortgage Lending Gains (Losses) on Derivative Instruments

(dollars in thousands)

	Year Ended December 31,
	2005	2004	2003
Mark-to-market adjustments on derivatives transferred in securitizations	$18,138	$3,850	$(17,009)
Other mark-to-market adjustments on derivatives during the period (A)	(1,257)	7,215	(3,621)
Net settlements	2,752	(19,433)	(9,313)
Mark-to-market adjustments on commitments to originate mortgage loans	(1,726)	(426)	—

Gains (losses) on derivative instruments	$17,907	($8,794)	$(29,943)

(A)	Consists of market value adjustments for derivatives that will be transferred in securitizations in subsequent periods as well as market value adjustments for derivatives used to hedge our balance sheet. A majority of the derivatives held at each period end will be transferred into securitizations in the subsequent period.

Fee Income. Our mortgage lending segment experienced a decrease in fee income to $9.2 million for the year ended December 31, 2005 from $10.4 million and $26.5 million for the years ended December 31, 2004 and 2003, respectively. Fee income for this segment primarily consists of fees on retail-originated loans brokered to third parties and credit report fees. Fee income related to loans which we originate are deferred until the related loans are securitized or sold. The credit report fee we charge is generally equal to our cost of obtaining the credit report. For loans which we did not successfully originate, the cost of obtaining these credit reports is included in general and administrative expenses. For loans which we did successfully originate, the cost is deferred until the related loans are sold or securitized. The decrease in fee income from 2003 to 2004 and from 2004 to 2005 is primarily related to the decrease in retail-originated loans brokered to third parties. In 2004, our retail business began an initiative to originate only loans which economically made sense for us to retain and securitize or sell instead of broker to third parties.

Premiums for Mortgage Loan Insurance. The use of mortgage insurance is one method of managing the credit risk in the mortgage asset portfolio. Premiums for mortgage insurance on loans maintained on our balance sheet are paid by us and are recorded as a portfolio cost and included in the income statement under the caption “Premiums for Mortgage Loan Insurance”. These premiums totaled $5.3 million, $3.7 million and $2.2 million in 2005, 2004 and 2003, respectively for our mortgage lending segment.

Some of the mortgage loans that serve as collateral for our mortgage securities - available-for-sale carry mortgage insurance. When loans are securitized in transactions treated as sales, the obligation to pay mortgage insurance premiums is legally assumed by the trust. Therefore, we have no obligation to pay for mortgage insurance premiums on these loans.

We intend to continue to use mortgage insurance coverage as a credit management tool as we continue to originate, purchase and securitize mortgage loans. Mortgage insurance claims on loans where a defect occurred in the loan origination process will not be paid by the mortgage insurer. The assumptions we use to value our mortgage securities—available-for-sale consider this risk. For the NMFT Series 2005-1, 2005-2, 2005-3 and 2005-4 securitizations, the mortgage loans that were transferred into the trust had mortgage insurance coverage at the time of transfer of 44%, 68%, 70% and 60% of total principal, respectively. As of December 31, 2005, 53% of the total principal of our securitized loans had mortgage insurance coverage compared to 45% as of December 31, 2004. The amount of mortgage insurance in our 2005 securitizations increased from 2004 due to favorable market pricing in meeting our long-term portfolio management objectives.

We have the risk that mortgage insurance providers will revise their guidelines to an extent where we will no longer be able to acquire coverage on all of our new production. Similarly, the providers may also increase insurance premiums to a point where the cost of coverage outweighs its benefit. We monitor the mortgage insurance market and currently anticipate being able to obtain affordable coverage to the extent we deem it is warranted.

Other Expense. Other expense represents intersegment fees paid to the mortgage portfolio management segment and, as such, these fees are eliminated in consolidation and therefore have no impact on consolidated earnings.

General and Administrative Expenses. Our mortgage lending segment’s general and administrative expenses increased from $127.1 million and $118.9 million for the years ended December 31, 2004 and 2003, respectively, to $128.6 million for the same period of 2005. Because of our major initiative to reduce our cost to produce nonconforming loans, we were able to keep our general and administrative expenses relatively flat from 2004 to 2005 while increasing our nonconforming originations by approximately 10%. We were able to decrease our cost to produce wholesale loans by 14 basis points in 2005 compared to 2004 as shown in Table 17 below.

The increase in general and administrative expenses from 2003 to 2004 was primarily due to the 60% increase in nonconforming originations in 2004 compared with 2003.

The wholesale loan costs of production table below includes all costs paid and fees collected during the wholesale loan origination cycle, including loans that do not fund. This distinction is important as we can only capitalize as deferred broker premium and costs, those costs (net of fees) directly associated with a “funded” loan. Costs associated with loans that do not fund are recognized immediately as a component of general and administrative expenses. For loans held-for-sale, deferred net costs are recognized when the related loans are sold outright or transferred in securitizations. For loans held-in-portfolio, deferred net costs are recognized over the life of the loan as a reduction to interest income. The cost of our production is also critical to our financial results as it is a significant factor in the gains we recognize. Increased efficiencies in the nonconforming lending operation correlate to lower general and administrative costs and higher gains on sales of mortgage assets.

Table 17 — Wholesale Loan Costs of Production, as a Percent of Principal

	Overhead Costs	Premium Paid to Broker, Net of Fees Collected	Total Acquisition Cost
2005	1.75	0.64	2.39
2004	1.79	0.74	2.53
2003	1.69	0.71	2.40

The following table is a reconciliation of our wholesale overhead costs included in our cost of wholesale loan production to general and administrative expenses of the mortgage lending and loan servicing segment as shown in Note 16 to the consolidated financial statements, presented in accordance with GAAP. The reconciliation does not address premiums paid to brokers because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized. We believe this presentation of wholesale overhead costs provides useful information to investors regarding our financial performance because it more accurately reflects the direct costs of loan production and allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial statements, and provides useful information regarding our financial performance. Management uses this measure for the same purpose. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

Table 18 – Reconciliation of Overhead Costs, Non-GAAP Financial Measure

(dollars in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Mortgage lending general and administrative expenses (A)	$128,619	$127,063	$118,935
Direct origination costs classified as a reduction in gain-on-sale	41,548	44,641	26,351
Other lending expenses (B)	(32,999)	(42,930)	(65,402)

Wholesale overhead costs	$137,168	$128,774	$79,884

Wholesale production, principal (C)	$7,823,677	$7,185,773	$4,735,061
Wholesale overhead, as a percentage	1.75%	1.79%	1.69%

(A)	Mortgage lending general and administrative expenses are presented in Note 16 to the consolidated financial statements.
(B)	Consists of expenses related to our retail and correspondent originations as well as other non-wholesale overhead costs.
(C)	Includes loans originated through NovaStar Home Mortgage, Inc. and purchased by our wholesale division in NovaStar Mortgage, Inc. Only the costs borne by our wholesale division are included in the total cost of wholesale production.

Loan Servicing Results of Operations.

Loan servicing is a critical part of our business. In the opinion of management, maintaining contact with borrowers is vital in managing credit risk and in borrower retention. Nonconforming borrowers are prone to late payments and are more likely to default on their obligations than conventional borrowers. We strive to identify issues and trends with borrowers early and take quick action to address such matters.

Our loan servicing segment reported net income (loss) of $3.4 million, $1,000 and $(1.6) million for the years ended December 31, 2005, 2004 and 2003, respectively. The following table illustrates how our net annualized servicing income (loss) per unit increased to $57 at December 31, 2005 from $2 and $(71) at December 31, 2004 and 2003, respectively.

Table 19 — Summary of Servicing Operations

(dollars in thousands, except per loan cost)

	2005			2004		2003
	Amount		Per Unit (B)	Amount	Per Unit (B)	Amount	Per Unit (B)
Unpaid principal at period end	$14,030,697	(A)		$12,151,196		$7,206,113

Number of loans at period end	98,287	(A)		87,543		54,196

Average unpaid principal during the period	$13,547,325	(A)		$9,881,848		$5,384,383

Average number of loans during the period	96,726	(A)		72,415		41,170

Servicing income, before amortization of mortgage servicing rights	$68,370		$707	$41,793	$577	$20,833	$506
Costs of servicing	(34,515)		(357)	(24,698)	(341)	(14,793)	(359)

Net servicing income, before amortization of mortgage servicing rights	33,855		350	17,095	236	6,040	147
Amortization of mortgage servicing rights	(28,364)		(293)	(16,934)	(234)	(8,995)	(218)

Servicing income (loss) before income tax	$5,491		$57	$161	$2	$(2,955)	$(71)

(A)	Includes loans we have sold and are still servicing on an interim basis.
(B)	Per unit amounts are calculated using the average number of loans during the period presented.

Servicing Income, Before Amortization of Mortgage Servicing Rights. Servicing fees are paid to us by either the investor or the borrower on mortgage loans serviced. Fees paid by investors on loans serviced are determined as a percentage of the principal collected for the loans serviced or on a negotiated price per loan serviced and are recognized in the period in which payments on the loans are received. Fees paid by borrowers on loans serviced are considered ancillary fees related to loan servicing and include late fees, processing fees and, for loans held-in-portfolio, prepayment penalties. Revenue is recognized on fees received from borrowers when an event occurs that generates the fee and they are considered to be collectible.

We receive annual servicing fees approximating 0.50% of the outstanding balance and rights to future cash flows arising after the investors in the securitization trusts have received the return for which they contracted. Servicing fees received from the securitization trusts were $59.8 million, $41.5 million and $21.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. During the year ended December 31, 2005, we purchased $220,000 in principal amount of delinquent or foreclosed loans on securitizations in which we did not maintain control over the mortgage loans transferred.

We incurred losses of $220,000 from the purchase of these delinquent or foreclosed loans during the year ended December 31, 2005. No such purchases were made in the years ended December 31, 2004 and 2003.

Also included in servicing income before amortization of mortgage servicing rights for the loan servicing segment is interest income earned on servicing funds we hold as custodian. These funds consist of principal and interest collected from borrowers on behalf of the securitization trusts, as well as, funds collected from borrowers to ensure timely payment of hazard and primary mortgage insurance and property taxes related to the properties securing the loans. These funds are not owned by us and are held in trust. We held, as custodian, $585.1 million and $471.5 million at December 31, 2005 and 2004, respectively. Other income, net for the loan servicing segment increased to $18.3 million for the year ended December 31, 2005 from $4.2 million and $0.3 million for the years ended December 31, 2004 and 2003, respectively,. This increase from 2004 to 2005 as well as from 2003 to 2004 is a result of higher average cash balances in bank accounts where we earn income on the average collected balances. In addition, we are earning higher rates on these balances due to the increase in short-term interest rates. This income source will continue to fluctuate as our servicing portfolio changes and as short-term interest rates change.

Costs of Servicing. Our loan servicing segment’s general and administrative expenses increased to $34.5 million for the year ended December 31, 2005 from $24.7 million for the year ended December 31, 2004. Our loan servicing segment’s general and administrative expenses increased to $24.7million for the year ended December 31, 2004 from $14.8 million for the year ended December 31, 2003. The increase from 2004 to 2005 and from 2003 to 2004 is the direct result of the growth in our servicing portfolio.

Amortization of Mortgage Servicing Rights. Amortization of mortgage servicing rights increased to $28.4 million for the year ended December 31, 2005 from $16.9 million and $9.0 million for the years ended December 31, 2004 and 2003, respectively. Mortgage servicing rights are amortized in proportion to and over the estimated period of net servicing income. Generally, as the size of our servicing portfolio increases the amortization expense will increase. Additionally, prepayment speeds continued to increase in 2005 on the underlying mortgage loans of our securitizations due to borrowers taking advantage of the equity they have built up in their homes as a result of substantial increases in housing prices in recent years. During periods of increasing loan prepayments, the amortization on our mortgage servicing rights will increase. See Table 5 for a summary of our expected prepayment rate assumptions by securitization trust.

Branch Operations Results of Operation and Discontinued Operations

Our branch operations segment reported net income (loss) from discontinued operations of $(11.7) million, $(23.6) million and $0.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. We have presented the operating results of NHMI and its branches as of June 30, 2006, as discontinued operations for the years ended December 31, 2005, 2004 and 2003. Note 15 to our consolidated financial statements provides detail regarding the impact of the discontinued operations.

Income Taxes

Since our inception, NFI has elected to be treated as a REIT for federal income tax purposes. As a REIT, NFI is not required to pay any corporate level income taxes as long as we distribute 100 percent of our taxable income in the form of dividend distributions to our shareholders. To maintain our REIT status, NFI must meet certain requirements prescribed by the Code. We intend to operate NFI in a manner that allows us to meet these requirements.

Below is a summary of the taxable net income available to common shareholders for the years ended December 31, 2005, 2004 and 2003.

Table 20 — Taxable Net Income

(dollars in thousands)

	For the Year Ended December 31,
	2005 Estimated	2004 Actual	2003 Actual
Consolidated net income	$139,124	$115,389	$111,996
Equity in net loss (income) of NFI Holding Corp	24,678	(2,517)	(27,737)
Consolidation eliminations between the REIT and TRS	2,073	2,800	7,686

REIT net income	165,875	115,672	91,945
Adjustments to net income to compute taxable income	119,528	141,148	45,906

Taxable income before preferred dividends	285,403	256,820	137,851
Preferred dividends	(6,653)	(6,265)	—

Taxable net income available to common shareholders	$278,750	$250,555	$137,851

Taxable net income per common share (A)	$8.66	$9.04	$5.64

(A)	The common shares outstanding as of the end of each period presented are used in calculating the taxable income per common share.

The primary difference between consolidated net income and taxable income is due to differences in the recognition of income on our portfolio of interest-only mortgage securities – available-for-sale. Generally, the accrual of interest on interest-only securities is accelerated for income tax purposes. This is the result of the current original issue discount rules as promulgated under Code Sections 1271 through 1275. During the second quarter of 2005, we made changes to our securitization structure. We anticipate that deals using this securitization structure should have the effect of narrowing the spread between net income available to common shareholders per our consolidated statements of income and taxable net income available to common shareholders in future periods. Table 20 incorporates the estimated changes to taxable income through December 31, 2005. On September 30, 2004, the IRS released Announcement 2004-75. This Announcement describes rules that may be included in proposed regulations regarding the timing of income and/or deductions attributable to interest-only securities. No proposed regulations that would impact income for 2005 have been issued.

To maintain our qualification as a REIT, NFI is required to declare dividend distributions of at least 90 percent of our taxable income by the filing date of our federal tax return, including extensions. Any taxable income that has not been declared to be distributed by this date is subject to corporate income taxes. At this time, NFI intends to declare dividends equal to 100 percent of our taxable income for 2005 by the required distribution date. Accordingly, we have not accrued any corporate income tax for NFI for the year ended December 31, 2005.

As a REIT, NFI may be subject to a federal excise tax. An excise tax is incurred if NFI distributes less than 85 percent of its taxable income by the end of the calendar year. As part of the amount distributed by the end of the calendar year, NFI may include dividends that were declared in October, November or December and paid on or before January 31 of the following year. To the extent that 85 percent of our taxable income exceeds our dividend distributions in any given year, an excise tax of 4 percent is due and payable on the shortfall. For the years ended December 31, 2005 and 2004, we have accrued excise tax of $7.3 million and $2.1 million, respectively. Excise taxes are reflected as a component of general and administrative expenses on our consolidated statements of income. As of December 31, 2005 and December 31, 2004, accrued excise tax payable was $6.5 million and $1.8 million, respectively. The excise tax payable is reflected as a component of accounts payable and other liabilities on our consolidated balance sheets.

NFI Holding Corporation, a wholly-owned subsidiary of NFI, and its subsidiaries (collectively known as “the TRS”) are treated as “taxable REIT subsidiaries.” The TRS is subject to corporate income taxes and files a consolidated federal income tax return. The TRS reported net (loss) income from continuing operations before income taxes of $(19.6) million for the year ended December 31, 2005 compared with $42.8 million and $50.5 million for the same periods of 2004 and 2003, respectively. As shown in our consolidated statements of income, this resulted in an income tax (benefit) expense of $(6.6) million, $16.8 million and $22.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Additionally, the TRS reported a net (loss) income from discontinued operations before income taxes of $(18.6) million, $(37.5) million and $81,000 for the years ended December 31, 2005, 2004 and 2003. This resulted in an income tax (benefit) expense of $(6.9) million, $(14.0) million and $31,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

During the past five years, we believe that a minority of our shareholders have been non-United States holders. Accordingly, we anticipate that NFI will qualify as a “domestically-controlled REIT” for United States federal income tax purposes. Investors who are non-United States holders should contact their tax advisor regarding the United States federal income tax consequences of dispositions of shares of a “domestically-controlled REIT.”

Contractual Obligations

We have entered into certain long-term debt and lease agreements, which obligate us to make future payments to satisfy the related contractual obligations. Notes 8, 9, and 11 of the consolidated financial statements discuss these obligations in further detail.

Since December 31, 2004, we have issued junior subordinated debentures as discussed in Note 8. The following table summarizes our contractual obligations with regard to our long-term debt and lease agreements as of December 31, 2005.

Table 21 — Contractual Obligations

(dollars in thousands)

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Short-term borrowings (A)	$1,421,790	$1,421,790	$—	$—	$—
Long-term debt (B)	159,230	124,381	30,115	4,734	—
Junior subordinated debentures (C)	167,393	4,013	8,027	8,027	147,326
Operating leases (D)	46,221	9,612	18,214	15,157	3,238
Purchase obligations (E)	33,446	33,446	—	—	—
Premiums due to counterparties related to interest rate cap agreements	3,363	1,503	1,671	189	—

Total	$1,831,443	$1,594,745	$58,027	$28,107	$150,564

(A)	This amount includes accrued interest on the obligation as of December 31, 2005.
(B)	Repayment of the asset-backed bonds is dependent upon payment of the underlying mortgage loans, which collateralize the debt. The repayment of these mortgage loans is affected by prepayments. This amount includes expected interest payments on the obligation. Interest obligations on our variable-rate long-term debt are based on the prevailing interest rate at December 31, 2005 for each respective obligation.
(C)	The junior subordinated debentures are assumed to mature in 2035 in computing the future payments. This amount includes expected interest payments on the obligation. Interest obligations on our junior subordinated debentures are based on the prevailing interest rate at December 31, 2005 for each respective obligation.
(D)	Does not include rental income of $2.8 million to be received under a sublease contract.
(E)	The commitment to purchase mortgage loans does not necessarily represent future cash requirements as some portion of the commitment may be declined for credit or other reasons.

We entered into various lease agreements in which the lessor agreed to repay us for certain existing lease obligations. We received approximately $61,000 and $2.3 million related to these agreements in 2005 and 2004, respectively. We recorded deferred lease incentives related to these payments, which will be amortized into rent expense over the life of the respective lease. Deferred lease incentives as of December 31, 2005 and 2004 were $3.5 million and $3.0 million.

We also entered into various sublease agreements for office space formerly occupied by us. We received approximately $53,000, $1.2 million and $537,000 in 2005, 2004 and 2003, respectively under these agreements.

As of December 31, 2005 we had expected cash requirements for the payment of interest of $3.7 million. The future amount of these interest payments will depend on the outstanding amount of our borrowings as well as the underlying rates for our variable rate borrowings. As of December 31, 2005 we had expected cash requirements for taxes of $5.1 million. The amount of taxes to be paid in the future will depend on taxable income in future periods as well as the amount and timing of dividend payments and other factors as discussed in Note 1 to the consolidated financial statements.

Liquidity and Capital Resources

Liquidity means the need for, access to and uses of cash. Substantial cash is required to support our business operations. We strive to maintain adequate liquidity at all times to cover normal cyclical swings in funding availability and mortgage demand and to allow us to meet abnormal and unexpected funding requirements.

We believe that current cash balances, currently available financing facilities, capital raising capabilities and cash flows generated from our mortgage portfolio should adequately provide for projected funding needs and asset growth. However, if we are unable to raise capital in the future, we may not be able to grow as planned. Refer to Item 1A. “Risk Factors” for additional information regarding risks that could adversely affect our liquidity.

The following table provides a summary of our operating, investing and financing cash flows as taken from our consolidated statements of cash flows for the years ended December 31, 2005, 2004 and 2003.

Table 22 — Summary of Operating, Investing and Financing Cash Flows

(dollars in thousands)

	For the Year Ended December 31,			Increase/(Decrease)
	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
Consolidated Statements of Cash Flows:
Cash (used in) provided by operating activities	$(727,181)	$(565,706)	$42,048	$(161,475)	$(607,754)
Cash flows provided by investing activities	467,017	376,215	222,137	90,802	154,078
Cash flows provided by (used in) financing activities	256,295	339,874	(225,747)	(83,579)	565,621

The following discussion provides detail and analysis of our cash uses and sources which significantly drive the amounts shown in Table 22 as well as the year over year changes in those amounts.

Primary Uses of Cash

Our primary uses of cash include the following:

•	Investments in new mortgage securities through the securitization of our mortgage loans (capital is required for the funding of the overcollateralization, securitization expenses and costs to originate the mortgage loans),

•	Origination and purchase of mortgage loans,

•	Repayments of long-term borrowings,

•	Operating expense payments, and

•	Common and preferred stock dividend payments.

Table 23 and the paragraphs that follow provide more detail regarding the liquidity needs to operate our business.

Table 23 — Primary Uses of Cash

(dollars in thousands)

	For the Year December 31,
	2005	2004	2003
Primary Uses of Cash:
Investments in new mortgage securities (A)	$375,110	$366,719	$239,576
Origination and purchases of mortgage loans	9,379,682	8,539,944	6,071,042
Repayments of long-term borrowings	371,683	254,867	120,083
Common and preferred stock dividend payments	202,413	138,611	99,256

Total primary uses of cash	$10,328,888	$9,300,141	$6,529,957

(A)	Represents the sum of the overcollateralization we funded in our securitizations during the year and our estimated cost to produce the loans securitized. See Table 24 for a computation of this estimate.

Investments in New Mortgage Securities. We retain significant interests in the nonconforming loans we originate and purchase through our mortgage securities investment portfolio. We require capital in our securitizations to fund the primary bonds we retain, overcollateralization, securitization expenses and our operating costs to originate the mortgage loans. We generally know the exact amounts invested related to all of these components except for our costs to originate in which we must estimate. The following table illustrates how we compute the estimated capital invested in our securitizations for the years ended December 31, 2005, 2004 and 2003.

Table 24 — Summary of Estimated Capital Invested in New Mortgage Securities

(dollars in thousands)

	For the Year Ended December 31,
	2005	% of Principal Transferred	2004	% of Principal Transferred	2003	% of Principal Transferred
Estimated Capital Invested in New Mortgage Securities:
Principal balance of mortgage loans transferred	$7,621,030	100.00%	$8,329,804	100.00%	$5,319,435	100.00%
Less: Net proceeds received	7,428,063	97.47	8,173,829	98.13	5,207,525	97.90

Capital invested in subordinated securities, overcollateralization and securitization expenses	192,967	2.53	155,975	1.87	111,910	2.10
Plus: Estimated costs to originate (A)	182,143	2.39	210,744	2.53	127,666	2.40

Estimated total capital invested in new mortgage securities	$375,110	4.92%	$366,719	4.40%	$239,576	4.50%

(A)	Estimated costs to originate is based on costs to originate as reported in Table 17.

Our investments in new mortgage securities should generally increase or decrease in conjunction with our mortgage loan production. In 2005, because we began retaining certain subordinated primary bonds, the amount of capital needed for our securitizations increased. We will continue to retain certain subordinated primary bonds when we feel they provide attractive risk-adjusted returns.

Originations and Purchases of Mortgage Loans. Mortgage lending requires significant cash to fund loan originations and purchases. The capital invested in our mortgage loans is outstanding until we sell or securitize the loans. Initial capital invested in our mortgage loans includes premiums paid to the broker plus any haircut required upon financing, which is generally determined by the value and type of the mortgage loan being financed. A haircut is the difference between the principal balance of a mortgage loan and the amount we can borrower from a lender when using that loan to secure the debt. As values of mortgage loans have decreased in 2004 and 2005, we have invested more capital in our mortgage loans due to higher haircuts. The lender haircuts have generally been between zero and two percent of the principal balance of our mortgage loans. Margin compression within the mortgage banking industry has also resulted in a decline in the premiums we paid to brokers for our mortgage loans to 1.1% in 2005 from 1.3% in 2004. We paid 1.2% in premiums to brokers in 2003.

Repayments of Long-Term Borrowings. Long-term borrowing repayments will fluctuate with the timing of new issuances of long-term debt and their respective maturities. See “Proceeds From Issuances of Long-Term Debt.”

Common and Preferred Stock Dividend Payments. To maintain our qualification as a REIT, we must distribute at least 90% of our REIT taxable income to our common shareholders in the form of dividend payments. Historically, we have generally declared dividends equal to 100% of our REIT taxable income and we currently expect to declare dividends equal to 100% of our 2005 REIT taxable income. The amount and timing of future dividends are determined by our Board of Directors based on REIT tax requirements as well as our financial condition and business trends at the time of declaration.

See discussion of preferred stock issuances under “Proceeds From Issuances of Common and Preferred Stock.”

We declared common stock dividends per share of $5.60, $6.75 and $5.04 for the years ended December 31, 2005, 2004 and 2003, respectively. Preferred stock dividends declared per share were $2.23 and $2.11 for the years ended December 31, 2005 and 2004, respectively.

Primary Sources of Cash

Our primary sources of cash are as follows:

•	Warehouse lending arrangements (short-term borrowings),

•	Cash received from our mortgage securities portfolio,

•	Net proceeds from the sale and securitization of mortgage assets,

•	Net proceeds from issuances of long-term debt, and

•	Net proceeds from issuances of preferred and common equity.

Table 25 and the paragraphs that follow provide more detail regarding the liquidity sources available to us to meet our operational cash needs.

Table 25 — Primary Sources of Cash

(dollars in thousands)

	For the Year Ended December 31,
	2005	2004	2003
Primary Sources of Cash:
Change in short-term borrowings, net	$499,715	$53,671	$(153,000)
Cash received from our mortgage securities portfolio (A)	471,314	378,802	200,024
Net proceeds from securitizations of mortgage loans	7,428,063	8,173,829	5,207,525
Net proceeds from sales of mortgage loans to third parties	1,176,518	64,476	966,537
Net proceeds from issuances of long-term debt	177,349	506,745	52,271
Net proceeds from issuances of preferred and common stock	142,114	193,615	94,321

Total primary sources of cash	$9,895,073	$9,371,138	$6,367,678

(A)	Includes proceeds from paydowns on available-for-sale securities as reported in the investing activities section of our consolidated statements of cash flows plus the cash received on our mortgage securities available-for-sale with zero basis as reported in Note 18 to the consolidated financial statements.

Warehouse Lending Arrangements (Change in Short-Term Borrowings, net). Mortgage lending requires significant cash to fund loan originations and purchases. Our warehouse lending arrangements, which include repurchase agreements, support our mortgage lending operation. Our warehouse mortgage lenders allow us to borrow between 95% and 100% of the outstanding principal of the loans that secure the debt. Funding for the difference, or “haircut”, must come from cash on hand. Of the $3.5 billion in mortgage securities and mortgage loans repurchase facilities, we have approximately $2.1 billion available to support our mortgage lending and mortgage portfolio operations at December 31, 2005, as shown in Table 7. The changes in short-term borrowings will generally correlate with the changes in our mortgage loans—held-for-sale as shown in Tables 23 and 24.

Loans financed with warehouse repurchase credit facilities are subject to changing market valuation and margin calls. The market value of our loans is dependent on a variety of economic conditions, including interest rates, borrower demand, and end investor desire and capacity. Market values of our loans have declined over the past year, but have remained in excess of par. However, there is no certainty that the prices will remain in excess of par. To the extent the value of the loans declines below the required market value margin set forth in the lending agreements, we would be required to repay portions of the amounts we have borrowed. The value of our loans held-for-sale, excluding the loans under removal of accounts provision, as of December 31, 2005 would need to decline by approximately 21% before we would use all immediately available funds to satisfy the margin calls, assuming no other constraints on our immediately available funds.

All of our warehouse repurchase credit facilities include numerous representations, warranties and covenants, including requirements to maintain a certain minimum net worth, minimum equity ratios and other customary debt covenants. If we were unable to make the necessary representations and warranties at the time we need financing, we would not be able to obtain needed funds. In addition, if we breach any covenant contained in any warehouse repurchase credit facility, the lenders under all existing warehouse repurchase credit facilities could demand immediate repayment of all outstanding amounts because all of our warehouse repurchase credit facilities contain cross-default provisions. While management believes we are in compliance with all applicable material covenants, any future breach or non-compliance could have a material adverse effect on our financial condition.

Cash Received From Our Mortgage Securities Portfolio. Our principal driver of cash flows from investing activities are the proceeds we receive on our mortgage securities—available-for-sale. The cash flows we receive on our mortgage securities—available-for-sale are highly dependent on the interest rate spread between the underlying collateral and the bonds issued by the securitization trusts and default and prepayment experience of the underlying collateral. The following factors have been the significant drivers in the overall fluctuations in these cash flows:

•	The coupons on the underlying collateral of our mortgage securities have increased modestly while the interest rates paid on the bonds issued by the securitization trusts have dramatically risen over the last couple of years.

•	The lower spreads have been offset by lower credit losses due to the substantial rise in housing prices of the underlying collateral in recent years.

•	We have higher average balances of our mortgage securities retained over the last three years.

Net Proceeds From Securitizations of Mortgage Loans. We depend on the capital markets to finance the mortgage loans we originate and purchase. The primary bonds we issue in our loan securitizations are sold to large, institutional investors and U.S. government-sponsored enterprises. The capital markets also provide us with capital to operate our business. The trend has been favorable in the capital markets for the types of securitization transactions we execute. Investor appetite for the bonds created by securitizations has been strong. Additionally, commercial and investment banks have provided significant liquidity to finance our mortgage lending operations through warehouse repurchase facilities. While management cannot predict the future liquidity environment, we are unaware of any material trend that would disrupt continued liquidity support in the capital markets for our business.

Net Proceeds From Sales of Mortgage Loans to Third Parties. We also depend on third party investors to provide liquidity for our mortgage loans. We generally will sell loans to third party investors which do not possess the economic characteristics which meet our long-term portfolio management objectives. The increase in proceeds from sales of mortgage loans to third parties is a result of the environment of tighter margins in the mortgage banking industry. These tighter margins prompted us to not add an increasing number of loans to our securitized portfolio due to unattractive returns.

Net Proceeds from Issuances of Long-Term Debt. The resecuritization of our mortgage securities—available-for-sale as well as private debt offerings provide long-term sources of liquidity.

In 2005, 2004 and 2003, we issued asset-backed bonds (NIMs) secured by our mortgage securities – available-for-sale as a means for long-term financing for these assets, which raised $128.9 million, $506.7 million and $52.3 million, respectively, in net proceeds. Even though we do have repurchase agreements in place which give us the ability to borrow against our mortgage securities in the short-term, our ability to leverage our mortgage securities through a NIMs transaction provides significant liquidity and long-term financing for the securities. While management cannot predict the future liquidity environment, we are unaware of any material trend that would disrupt continued liquidity support in the NIMs market for our business. We will generally continue to leverage our mortgage securities in the future, yet, we are also focusing on more efficient ways to execute this leverage which could lead to new strategies.

Additionally, we received net proceeds of $48.4 million from the issuance of unsecured floating rate junior subordinated debentures during the year ended December 31, 2005. We will continue to take advantage of this market when we feel we can issue debt at more attractive costs than issuing capital.

Factors management considers important in determining whether to finance our operations via warehouse and repurchase facilities, resecuritization or other asset-backed bond issuances or equity or debt offerings are as follows:

•	The financing costs involved.

•	Does the financing arrangement have a dilutive effect to our common shareholders?

•	The market price of our common stock.

•	Subordination rights of lenders and shareholders.

•	Collateral and other covenant requirements.

Net Proceeds From Issuances of Common and Preferred Stock. If our board of directors determines that additional financing is required, we may raise the funds through additional equity offerings, debt financings, retention of cash flow (subject to provisions in the Code concerning distribution requirements and taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, subject to applicable law and NYSE regulations, to issue additional common stock or preferred stock in any manner and on terms and for consideration it deems appropriate up to the amount of authorized stock set forth in our charter. Since inception, we have raised $420 million in net proceeds through private and public equity offerings.

Within the past two years, the mortgage REIT industry has seen a significant increase in the desire for raising public capital. Additionally, there have been several new entrants to the mortgage REIT business and other mortgage lenders that have converted to (or that are considering conversion to) REIT status. This increased reliance on the capital markets and increase in number of mortgage REITs may decrease the pricing and increase the underwriting costs of raising equity in the mortgage REIT industry.

In 2005, we completed a public offering of 1,725,000 shares of common stock raising $57.8 million in net proceeds. Additionally, we sold 2,609,320 shares of common stock under our DRIP raising $83.6 million in net proceeds and 148,797 shares of common stock under the stock-based compensation plan raising $0.7 million.

In 2004, we completed a public offering of 1,725,000 shares of common stock raising $70.1 million in net proceeds. Additionally, we sold 1,104,488 shares of common stock under our DRIP raising $49.4 million in net proceeds and 433,181 shares of common stock under the stock-based compensation plan raising $2.0 million. We also sold 2,990,000 shares of redeemable preferred stock raising $72.1 million in net proceeds.

In 2003, we completed public offerings of 2,610,500 shares of common stock raising $76.9 million in net proceeds. Additionally, we sold 578,120 shares of common stock under our DRIP raising $15.8 million in net proceeds and 298,875 shares of common stock under the stock-based compensation plan raising $1.6 million.

Other Liquidity Factors

The derivative financial instruments we use also subject us to “margin call” risk. Under our interest rate swaps, we pay a fixed rate to the counterparties while they pay us a floating rate. While floating rates are low on a net basis, we are paying the counterparty. In order to mitigate credit exposure to us, the counterparty requires us to post margin deposits with them. As of December 31, 2005, we have approximately $4.4 million on deposit. A decline in interest rates would subject us to additional exposure for cash margin calls. However, when short-term interest rates (the basis for our funding costs) are low and the coupon rates on our loans are high, our net interest margin (and therefore incoming cash flow) is high which should offset any requirement to post additional collateral. Severe and immediate changes in interest rates will impact the volume of our incoming cash flow. To the extent rates increase dramatically, our funding costs will increase quickly. While many of our loans are adjustable, they typically will not reset as quickly as our funding costs. This circumstance would temporarily reduce incoming cash flow. As noted above, derivative financial instruments are used to mitigate the effect of interest rate volatility. In this rising rate situation, our interest rate swaps and caps would provide additional cash flows to mitigate the lower cash flow on loans and securities.

In the ordinary course of business, we sell loans with recourse where a defect occurred in the loan origination process and guarantee to cover investor losses should origination defects occur. Historically, repurchases of loans where a defect has occurred have been insignificant, as such, there is minimal liquidity risk. For additional detail, refer to “Off Balance Sheet Arrangements”.

Table 21 details our major contractual obligations due over the next 12 months and beyond. Management believes cash and cash equivalents on hand combined with other available liquidity sources: 1) proceeds from mortgage loan sales and securitizations, 2) cash received on our mortgage securities available-for-sale, 3) draw downs on mortgage loan and securities repurchase agreements, 4) proceeds from private and public debt and equity offerings and 5) proceeds from resecuritizations will be adequate to meet our liquidity needs for the next twelve months. In addition, we do not believe our long-term growth plans will be constrained due to a lack of available liquidity resources. However, we can provide no assurance, that, if needed, the liquidity resources we utilize will be on terms we consider favorable. Factors that can affect our liquidity are discussed in the “Risk Factors” section of this document.

Additional cash activity during the years ended December 31, 2005, 2004 and 2003 is presented in the consolidated statement of cash flows.

Off Balance Sheet Arrangements

As discussed previously, we pool the loans we originate and purchase and typically securitize them to obtain long-term financing for the assets. The loans are transferred to a trust where they serve as collateral for asset-backed bonds, which the trust issues to the public. Our ability to use the securitization capital market is critical to the operations of our business.

External factors that are reasonably likely to affect our ability to continue to use this arrangement would be those factors that could disrupt the securitization capital market. A disruption in the market could prevent us from being able to sell the securities at a favorable price, or at all. Factors that could disrupt the securitization market include an international liquidity crisis such as occurred in the fall of 1998, sudden changes in interest rates, a terrorist attack, outbreak of war or other significant event risk, and market specific events such as a default of a comparable type of securitization. If we were unable to access the securitization market, we may still be able to finance our mortgage operations by selling our loans to investors in the whole loan market. We were able to do this following the liquidity crisis in 1998.

Specific items that may affect our ability to use the securitizations to finance our loans relate primarily to the performance of the loans that have been securitized. Extremely poor loan performance may lead to poor bond performance and investor unwillingness to buy bonds supported by our collateral. Our financial performance and condition has little impact on our ability to securitize, as evidenced by our ability to securitize in 1998, 1999 and 2000 when our financial trend was weak. There, however, are no assurances that we will be able to securitize loans in the future when we have poor loan performance. Table 14 summarizes our off balance sheet securitizations for the there years ended December 31, 2005.

We have commitments to borrowers to fund residential mortgage loans as well as commitments to purchase and sell mortgage loans to third parties. As of December 31, 2005, we had outstanding commitments to originate, purchase and sell loans of $545.4 million, $33.4 million and $93.6 million, respectively. As of December 31, 2004, we had outstanding commitments to originate loans of $370.6 million. We had no commitments to purchase or sell loans at December 31, 2004. The commitments to originate and purchase loans do not necessarily represent future cash requirements, as some portion of the commitments are likely to expire without being drawn upon or may be subsequently declined for credit or other reasons. See the “Mortgage Lending Results of Operation” section for further information on our originations and purchases of mortgage loans.

In the ordinary course of business, we sold whole pools of loans with recourse for borrower defaults. When whole pools are sold as opposed to securitized, the third party has recourse against us for certain borrower defaults. Because the loans are no longer on our balance sheet, the recourse component is considered a guarantee. During 2005, we sold $1.1 billion of loans with recourse for borrower defaults compared to none in 2004. We maintained a $2.3 million reserve related to these guarantees as of December 31, 2005 compared with a reserve of $45,000 as of December 31, 2004. During 2005 we paid $2.3 million in cash to repurchase loans sold to third parties. In 2004, we paid $0.5 million in cash to repurchase loans sold to third parties in prior periods. See Table 12 for further information on the volume of loan sales.

In the ordinary course of business, we sell loans to securitization trusts and make a guarantee to cover losses suffered by the trust resulting from defects in the loan origination process. Defects may occur in the loan documentation and underwriting process, either through processing errors made by us or through intentional or unintentional misrepresentations made by the borrower or agents during those processes. If a defect is identified, we are required to repurchase the loan. As of December 31, 2005 and December 31, 2004, we had loans sold with recourse with an outstanding principal balance of $12.7 billion and $11.4 billion, respectively. Historically, repurchases of loans where a defect has occurred have been insignificant, therefore, we have not recorded any reserves related to these guarantees. See Note 2 and Note 3 to our consolidating financial statements for further information on our loan securitizations.

Our branches broker loans to third parties in the ordinary course of business where the third party has recourse against us for certain borrower defaults. Because the loans are no longer on our balance sheet, the recourse component is considered a guarantee. During 2005, our branches brokered $1.4 billion of loans with recourse for borrower defaults compared to $4.8 billion in 2004. We maintained a $476,000 reserve related to these guarantees as of December 31, 2005 compared with a reserve of $116,000 as of December 31, 2004.

Inflation

Virtually all of our assets and liabilities are financial in nature. As a result, interest rates and other factors drive our performance far more than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and dividends are based on taxable income. In each case, financial activities and the balance sheet are measured with reference to historical cost or fair market value without considering inflation.

Impact of Recently Issued Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123(R)”). This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. Entities no longer have the option to use the intrinsic value method of APB 25 that was provided in SFAS No. 123 as originally issued, which generally resulted in the recognition of no compensation cost. Under SFAS No. 123(R), the cost of employee services received in exchange for an equity award must be based on the grant-date fair value of the award. The cost of the awards under SFAS No. 123(R) will be recognized over the period an employee provides service, typically the vesting period. No compensation cost is recognized for equity instruments in which the requisite service is not provided. This Statement is effective at the beginning of the next fiscal year that begins after June 15, 2005. As discussed in Note 1 to our consolidated financial statements, we implemented the fair value provisions of SFAS No. 123 during 2003. As such, the adoption of SFAS No. 123(R) is not anticipated to have a significant impact on our consolidated financial statements.

In March 2005, SEC Staff Accounting Bulletin (“SAB”) No. 107, Application of FASB No. 123 (revised 2004), Accounting for Stock-Based Compensation was released. This release summarizes the SEC staff position regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. The adoption of this release is not anticipated to have a significant impact on our consolidated financial statements.

In May 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FASB Statement No. 3. This Statement changes the requirements for the accounting and reporting of a change in accounting principle, reporting entity, accounting estimate and correction of an error. SFAS No. 154 applies to (a) financial statements of business enterprises and not-for-profit organizations and (b) historical summaries of information based on primary financial statements that include an accounting period in which an accounting change or error correction is reflected and is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date the Statement was issued. The adoption of this Statement is not anticipated to have a significant impact on our consolidated financial statements.

In November 2005, FASB Staff Position (“FSP”) SFAS 140-2, Clarification of the Application of Paragraphs 40(b) and 40(c) of FASB Statement No. 140, was issued. This FSP addresses whether a QSPE would fail to meet the conditions of a QSPE under the current requirements of Statement 140 if either (a) unexpected events outside the control of the transferor or (b) a transferor’s temporary holdings of beneficial interests previously issued by a QSPE and sold to outside parties, cause the notional amount of passive derivatives held by an QSPE to exceed the amount of beneficial interests held by outside parties. This FSP clarifies that the requirements of paragraphs 40(b) and 40(c) must be met only at the date a QSPE issues beneficial interests or when a passive derivative financial instrument needs to be replaced upon the occurrence of a specified event outside the control of the transferor. This FSP is effective as of November 9, 2005. The guidance regarding unexpected events should be applied prospectively. The adoption of this FSP did not have a significant impact on our consolidated financial statements.

During November 2005, the FASB issued FSP SFAS 115-1 and SFAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, which outlines a three-step model that should be applied each reporting period to identify investment impairments. In periods after an impairment loss on a debt security is recognized, the investor should account for the security as if it had been purchased on the impairment measurement date. The discount (or reduced premium), based on the new cost basis, should be amortized over the remaining life of the security.

This FSP carries forward the disclosure requirements of Emerging Issues Task Force (“EITF”) Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, but nullifies certain other requirements of this EITF. This FSP also clarifies that investments within the scope of EITF Issue 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, must be included in the required tabular disclosures. The guidance in this FSP should be applied to reporting periods beginning after December 15, 2005. Earlier application is permitted. The adoption of this FSP is not anticipated to have a significant impact on our consolidated financial statements.

During December 2005, the FASB issued FSP Statement of Position (“SOP”) 94-6-1, Terms of Loan Products That May Give Rise to a Concentration of Credit Risk, which addresses the circumstances under which the terms of loan products give rise to such risk and the disclosures or other accounting considerations that apply for entities that originate, hold, guarantee, service, or invest in loan products with terms that may give rise to a concentration of credit risk. The guidance under this FSP is effective for interim and annual periods ending after December 19, 2005 and for loan products that are determined to represent a concentration of credit risk, disclosure requirements of SFAS 107, Disclosures about Fair Value of Financial Instruments, should be provided for all periods presented. The adoption of this FSP did not have a significant impact on our consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, an amendment of FASB Statements No. 133 and SFAS No. 140 (“SFAS 155”). This statement permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It also clarifies which interest-only strips and principal-only strips are not subject to FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). The statement also establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation. The statement also clarifies that concentration of credit risks in the form of subordination are not embedded derivatives, and it also amends SFAS 140 to eliminate the prohibition on a QSPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Early adoption of this statement is allowed. We are still evaluating the impact the adoption of this statement will have on our consolidated financial statements.